Exhibit 99.1

Forward-Looking Statements

This Current Report on Form 8-K, or Form 8-K, contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are subject to the “safe harbor” created by that section. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this Form 8-K, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements include, but are not necessarily limited to, those relating to:

  the magnitude and scope of our imetelstat research and development program, including the number of indications we intend to pursue;

  the progress made, if any, in our imetelstat research and development program, including our planned Phase 2 clinical trial in MF, and potential future clinical trials and existing or future investigator-sponsored trials;

  the design of our planned Phase 2 clinical trial of imetelstat in MF, including the selection of dosing regimens;

  changes in our clinical development plans for imetelstat;

  the size and timing of expenditures and whether there are unanticipated expenditures;

  our estimates regarding the sufficiency of our cash resources;

  our ability to complete the public offering of our common stock announced on January 30, 2014, and our requirements for additional capital;

  the time and costs involved in obtaining regulatory clearances and approvals;

  our ability to consistently and reproducibly manufacture imetelstat;

  our ability to meaningfully reduce manufacturing costs of imetelstat;

  our ability to establish and maintain potential new collaborative arrangements for the development and commercialization of imetelstat;

  the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims;

  the implementation of our corporate strategy;

  our ability to successfully complete the Series A Distribution; and

  our future financial performance.

     In addition, you should refer to “Risk Factors” in this Form 8-K for a discussion of these and other important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this Form 8-K will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Also, forward-looking statements represent our estimates and assumptions only as of the date of this Form 8-K. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

BUSINESS OVERVIEW

Company Overview

     Geron is a clinical stage biopharmaceutical company developing a telomerase inhibitor, imetelstat, in hematologic myeloid malignancies. Through a combined strategy of internal efforts and potential future strategic partnerships, we intend to advance the development and commercialization of imetelstat in one or more hematologic myeloid malignancies.

     The discovery and early development of imetelstat, our sole product candidate, was based on our core expertise in telomerase and telomere biology. Telomerase is an enzyme that enables cancer cells, including malignant progenitor cells, to maintain telomere length, which provides them with the capacity for limitless, uncontrolled proliferation.

     Imetelstat is a potent and specific inhibitor of telomerase. Using our proprietary nucleic acid chemistry, we designed imetelstat to be an oligonucleotide that targets and binds with high affinity to the active site of telomerase, thereby directly inhibiting telomerase activity and impeding malignant cell proliferation. We developed imetelstat from inception and own exclusive worldwide commercial rights with U.S. patent coverage extending through 2025.

     Based on the data from our Phase 2 clinical trial evaluating imetelstat in essential thrombocythemia, or ET, which showed durable hematologic and molecular responses in patients, and preliminary data from the first two cohorts of an investigator-sponsored trial at Mayo Clinic evaluating imetelstat in myelofibrosis, which we refer to as the Myelofibrosis IST, we intend to develop imetelstat to treat one or more hematologic myeloid malignancies such as myelofibrosis, or MF, which includes patients with primary MF, or PMF, post-essential thrombocythemia MF, or post-ET MF, or post-polycythemia vera MF, or post-PV MF, all of which are referred to as MF; myelodysplastic syndromes, or MDS; or acute myelogenous leukemia, or AML. We expect to initiate a Geron-sponsored multi-center, Phase 2 clinical trial of imetelstat in patients with MF in the first half of 2014. If the data from this trial are positive, and subject to regulatory approval and the availability of additional funding, we expect to initiate one or more randomized Phase 3 clinical trials of imetelstat in patients with MF that could be designed to potentially support full regulatory approval.

     The Myelofibrosis IST is also evaluating imetelstat in patients with MF that has transformed into AML, known as blast-phase MF, and in patients with refractory anemia with ringed sideroblasts, or RARS, a subpopulation of MDS. Data we receive from these additional patients will inform, in part, our decision to initiate one or more potential pilot studies of imetelstat in AML or MDS.

Telomeres and Telomerase in Normal Development

     In the human body, normal growth and maintenance of tissues occurs by cell division. However, most cells are only able to divide a limited number of times, and this number of divisions is regulated by telomere length. Telomeres are repetitions of a DNA sequence located at the ends of chromosomes. They act as protective caps to maintain stability and integrity of the chromosomes, which contain the cell’s genetic material. Normally, every time a cell divides, the telomeres shorten. Eventually, they shrink to a critically short length, and as a result the cell either dies by apoptosis or stops dividing and senesces.

     Telomerase is a naturally occurring enzyme that maintains telomeres and prevents them from shortening during cell division in cells, such as stem cells, that must remain immortalized to support normal health. Telomerase consists of at least two essential components: an RNA template (hTR), which binds to the telomere, and a catalytic subunit (hTERT) with reverse transcriptase activity, which adds a specific DNA sequence to the chromosome ends. The 2009 Nobel Prize for Physiology and Medicine was awarded to Drs. Elizabeth H. Blackburn and Carol W. Greider, who were early Geron collaborators, together with Dr. Jack Szostak, who is a current Geron collaborator, for the discovery of how chromosomes are protected by telomeres and the enzyme telomerase.

     Telomerase is active during embryonic development, enabling the rapid cell division that supports normal growth. During the latter stages of human fetal development and in adulthood, telomerase is repressed in most cells, and telomere length gradually decreases during a lifetime. In tissues that have a high turnover throughout life, such as blood and gut, telomerase can be transiently upregulated in progenitor cells to enable controlled, self-limited proliferation to replace cells lost through natural cell aging processes. In proliferating progenitor cells, relatively long telomeres are maintained by upregulated telomerase. As the progeny of progenitor cells mature, telomerase is downregulated and telomeres shorten with cell division, preventing uncontrolled proliferation.

Telomeres and Telomerase in Cancer

     Telomerase is upregulated in many tumor progenitor cells, which enables the continued and uncontrolled proliferation of the malignant cells that drive tumor growth and progression. Telomerase expression has been found to be present in approximately 90% of biopsies taken from a broad range of human cancers. Our non-clinical studies, in which the telomerase gene was artificially introduced and expressed in normal cells grown in culture, have suggested that telomerase does not itself cause a normal cell to become malignant. However, the sustained upregulation of telomerase enables tumor cells to maintain telomere length, providing them with the capacity for limitless proliferation. We believe that the sustained upregulation of telomerase is critical for tumor progression as it enables malignant progenitor cells to acquire cellular immortality and avoid apoptosis, or cell death.

Telomerase Inhibition: Inducing Cancer Cell Death

     We believe that inhibiting telomerase may be an attractive approach to treating cancer because it may limit the proliferative capacity of malignant cells. We and others have observed in various in vitro and rodent tumor models that inhibiting telomerase results in telomere shortening and arrests uncontrolled malignant cell proliferation and tumor growth. In vitro studies have suggested that tumor cells with short telomeres may be especially sensitive to the anti-proliferative effects of inhibiting telomerase. Our non-clinical data also suggest that inhibiting telomerase is particularly effective at limiting the proliferation of malignant progenitor cells, which have high levels of telomerase and are believed to be important drivers of tumor growth and progression.

     Many hematologic malignancies, such as polycythemia vera, or PV, ET and MF, are known to arise from malignant progenitor cells in the bone marrow that express higher telomerase activity and have shorter telomeres when compared to normal healthy cells. These disease characteristics support telomerase as a rational and potentially specific oncology target for the use of imetelstat, a potent and specific inhibitor of telomerase.

Imetelstat: The First Telomerase Inhibitor to Advance to Clinical Development

     Imetelstat is a lipid-conjugated 13-mer oligonucleotide that is designed to be complementary to and bind with high affinity to the RNA template of telomerase, thereby directly inhibiting telomerase activity. The compound has a proprietary thio-phosphoramidate backbone, which is designed to provide resistance to the effect of cellular nucleases, thus conferring improved stability in plasma and tissues, as well as improved binding affinity to its target. To improve the ability of imetelstat to permeate through cellular membranes, we conjugated the oligonucleotide to a lipid group. Imetelstat’s IC50, or half maximal inhibitory concentration, is 0.5-10nM in cell-free assays. The tissue half life of imetelstat, or the time it takes for the concentration or amount of imetelstat to be reduced by half, in bone marrow, spleen, liver and tumor has been estimated to be 41 hours in humans, based on data from animal studies and clinical trial data. The tissue half life indicates how long a drug will remain present in the tissues, and a longer tissue half life may enable a drug to remain at effective doses for a longer period of time.

     Imetelstat has been shown in preclinical studies to exhibit relatively preferential inhibition of clonal proliferation of malignant progenitor cells compared to normal progenitors. For this reason, imetelstat has been studied as a treatment for malignant diseases. Imetelstat is the first telomerase inhibitor to advance to clinical development. The Phase 1 trials that we completed evaluated the safety, tolerability, pharmacokinetics and pharmacodynamic effects of imetelstat. Doses and dosing schedules were established that were tolerable and achieved target exposures in patients that were consistent with those required for efficacy in animal models. We believe adverse events were generally manageable and reversible. The dose-limiting toxicities were thrombocytopenia, or reduced platelet count, and neutropenia, or reduced neutrophil count. Following intravenous administration of imetelstat using tolerable dosing regimens, clinically relevant and significant inhibition of telomerase activity was observed in various types of tissue in which telomerase activity is measurable, including normal bone marrow hematopoietic cells, malignant plasma cells, hair follicle cells, and peripheral blood mononuclear cells.

Developing Imetelstat to Treat Hematologic Myeloid Malignancies

Proof-of-Concept in Essential Thrombocythemia

     Myeloproliferative neoplasms, or MPNs, are hematologic myeloid malignancies that arise from malignant hematopoietic myeloid progenitor cells in the bone marrow, such as the precursor cells of red blood cells, platelets and granulocytes. Proliferation of malignant progenitor cells leads to an overproduction of any combination of myeloid white cells, red blood cells and/or platelets, depending on the disease. These overproduced cells may also be abnormal, leading to additional clinical complications. MPN diseases include PV, ET and MF. ET is an MPN characterized by a high platelet count, often accompanied by a high white cell count, and an increased risk of thrombosis, or bleeding, in higher-risk patients.

     In January 2011, we initiated a Phase 2 clinical trial of imetelstat in patients with ET. The Phase 2 ET trial was a multi-center, single arm, and open-label trial that we designed to provide proof-of-concept for the potential use of imetelstat as a treatment for hematologic myeloid malignancies, including MF, MDS and AML. The trial leveraged clinical observations from Phase 1 trials suggesting that imetelstat reduces platelet counts, as well as non-clinical observations that imetelstat distributes well to bone marrow in rodent models and selectively inhibits the proliferation of malignant progenitors ex vivo from patients with ET. Hematologic responses were measured by reductions in platelet counts, and molecular responses were measured by reductions in the JAK2 V617F mutant allele burden in circulating granulocytes as assessed by reduction in the proportion of the abnormal Janus kinase 2, or JAK2, gene compared to the normal, or wild type JAK2 gene. We believe a decrease in the proportion of the JAK2 V617F mutant relative to the wild type JAK2 is consistent with selective inhibition of the malignant progenitor cells responsible for the disease.

     We presented top-line data from the Phase 2 ET clinical trial at the American Society of Hematology, or ASH, annual meeting in December 2012 and at the Congress of the European Hematology Association, or EHA, in June 2013. A total of 18 ET patients were enrolled into the study. Imetelstat induced platelet count reductions in all patients (a 100% hematologic response rate) and normalizations in 16 out of 18 patients (an 89% complete response rate). The JAK2 V617F gene mutation was detected in eight patients at baseline. Seven out of the eight (88%) patients achieved 72% to 96% reductions in JAK2 V617F allele burden that qualified as partial molecular responses within three to 12 months of treatment with imetelstat. Partial molecular responses were maintained in six of the seven (86%) patients, with a median follow-up of 9.5 months (range 0 to 19 months) after first achieving a response. As of the EHA Meeting in June 2013, the median durations of hematologic and molecular response had not yet been reached. Currently, 11 patients remain on-study in the Phase 2 ET trial, with the longest duration on-study being three years. These data suggest that imetelstat inhibits the progenitor cells of the malignant clone believed to be responsible for the underlying disease in a relatively selective manner.

     In the Phase 2 ET trial, long-term administration of imetelstat was generally well tolerated. One patient discontinued the trial due to drug-related Grade 1 and 2 constitutional adverse events and Grade 1 gastrointestinal adverse events. The majority of the non-hematologic adverse events were mild to moderate in severity, with the most frequently assessed imetelstat-related adverse events reported by investigators being gastrointestinal events and fatigue. No drug-related Grade 4 non-hematologic adverse events were reported.

     Three patients had Grade 4 neutropenia, but no cases of febrile neutropenia have been reported. No thromboembolic events or bleeding events associated with thrombocytopenia have been reported.

     At least one abnormal liver function test, or LFT, was observed in laboratory findings in all patients. The majority were Grade 1 elevations in alanine aminotransferase, or ALT, and aspartate aminotransferase, or AST; two Grade 3 increases in ALT/AST were reversible on dose reduction. With longer dosing, Grade 1 increases in alkaline phosphatase were observed, associated with mostly Grade 1 to some Grade 2 unconjugated hyperbilirubinemia. LFT abnormalities do not appear to progressively worsen over time.

     Although the Phase 2 ET trial is no longer enrolling patients, we are continuing to treat and follow the remaining patients on study. The high hematologic and molecular response rates led us to explore the feasibility of further development of imetelstat in ET. However, based on our own analysis and after consulting with medical experts, we plan to pursue other hematologic myeloid malignancies, such as MF, where there is an unmet medical need for a product that could potentially be disease-modifying.

Clinical Development in Myelofibrosis

     MF is a myeloproliferative neoplasm among related diseases, such as ET, and is characterized by clonal proliferation of malignant hematopoietic progenitor cells in the bone marrow that causes bone marrow fibrosis, elevation in bone density, known as osteosclerosis, and abnormal rapid proliferation of blood vessels, known as pathological angiogenesis. MF patients may exhibit abnormally low red blood cells/hemoglobin, known as progressive anemia, abnormally low white blood cells, known as leukopenia, abnormally high white blood cells, known as leukocytosis, abnormally low platelets, known as thrombocytopenia, abnormally high platelets, known as thrombocytosis, immature blood cells, known as peripheral blood leukoerythroblastosis, and abnormally high precursor cells in the blood, known as excess circulating blasts. In addition, impaired blood production from the bone marrow causes blood production to shift to other organs such as the spleen and liver, known as extramedullary hematopoiesis, which leads to an enlarged spleen, known as splenomegaly, or an enlarged liver, known as hepatomegaly. MF patients can also suffer from debilitating constitutional symptoms, such as drenching night sweats, fatigue, severe itching, known as pruritis, fever and bone pain. The estimated prevalence of MF in the United States is approximately 13,000 patients, with an annual incidence of approximately 3,000 patients. Approximately 70% of MF patients have two to three risk factors (intermediate-2) or four or more risk factors (high risk), as defined by the Dynamic International Prognostic Scoring System Plus, or DIPSS Plus, described in a 2011 Journal of Clinical Oncology article. These patients have a median survival of approximately one to three years, representing a significant unmet medical need.

     Allogeneic hematopoietic cell transplantation, or allo-HCT, is the only current treatment approach for MF that can lead to complete remission of the disease with normalization of peripheral blood counts, regression of bone marrow fibrosis, disappearance of cytogenetic abnormalities, normalization of spleen size and resolution of constitutional symptoms. However, use of allo-HCT is limited to a very small number of eligible patients due to the lack of suitable donors, older age and/or co-morbid conditions. In addition, graft vs. host disease and life-threatening infections are limitations of allo-HCT treatment.

     Currently, the only approved drug therapy in the United States available for MF patients is Incyte Corporation’s ruxolitinib, or Jakafi®, an orally administered, non-specific inhibitor of the JAK/STAT kinase pathway, or JAK inhibitor, which has shown benefit in reducing spleen size and providing symptom relief in MF patients. Recently, there have also been reports of overall survival benefit as well as improvement in bone marrow fibrosis from Jakafi® treatment. To date, the reported activity of Jakafi® and other JAK inhibitors in clinical development has been consistent with a cytokine-related mechanism of action, but does not provide evidence that the drugs affect the underlying malignant progenitor cells in the bone marrow driving the disease. Other treatment modalities for MF include hydroxyurea for the management of splenomegaly, leukocytosis, thrombocytosis and constitutional symptoms; splenectomy and splenic irradiation for the management of splenomegaly and co-existing cytopenias, or low blood cells; chemotherapy and pegylated interferon. Drugs for the treatment of MF-associated anemia include erythropoiesis-stimulating agents, androgens, danazol, corticosteroids, thalidomide and lenalidomide. Investigational treatments include other inhibitors of the JAK-STAT pathway, histone deacetylase inhibitors, inhibitors of heat shock protein 90, hypomethylating agents, PI3 Kinase and mTOR inhibitors, hedgehog inhibitors, anti-LOX2 inhibitors, recombinant pentraxin 2 protein, KIP-1 activators, TGF-beta inhibitors, FLT inhibitors, and other tyrosine kinase inhibitors. Presently there are no available drugs that reliably achieve clinical and pathologic remissions in patients with MF.

Investigator-Sponsored Clinical Trial in Myelofibrosis

     Based on the data from the Phase 2 ET trial, in November 2012, Dr. Ayalew Tefferi of Mayo Clinic initiated the Myelofibrosis IST. The Myelofibrosis IST is an open-label trial in patients with PMF, post-ET MF, or post-PV MF who have two to three risk factors (intermediate-2) or four or more risk factors (high risk) as defined by DIPSS Plus. In the Myelofibrosis IST, imetelstat is administered as a single agent through a two-hour intravenous infusion to patients in multiple patient cohorts. In the first cohort, Cohort A, imetelstat is given once every three weeks. In the second cohort, Cohort B, imetelstat is given weekly for four weeks, followed by one dose every three weeks. Under the protocol, patients in Cohorts A and B may receive an intensified dosing regimen, up to once per week after the initial six cycles of treatment. The starting dose of imetelstat in Cohorts A and B is 9.4mg/kg, with dose reductions and dose holds allowed for toxicity. The primary endpoint in the Myelofibrosis IST is overall response rate, which is defined by the proportion of patients who are classified as responders, which means that they have achieved either a clinical improvement, or CI, partial remission, or PR, or complete remission, or CR, consistent with the criteria of the 2013 International Working Group for Myeloproliferative Neoplasms Research and Treatment, or IWG-MRT criteria, described in a 2013 Blood article. Secondary endpoints include reduction of spleen size by palpation, improvement in anemia or inducement of red blood cell transfusion independence, safety and tolerability.

     At the ASH annual meeting in December 2013, the investigator presented preliminary efficacy data from the Myelofibrosis IST for the first 22 patients enrolled sequentially in Cohorts A and B, and preliminary safety data from the first 33 patients treated in the same two cohorts in the trial.

     We have been informed by Mayo Clinic that effective January 22, 2014, the Myelofibrosis IST is closed to new patient enrollment and that the remaining patients in the Myelofibrosis IST will continue to receive imetelstat treatment and be followed under the Myelofibrosis IST protocol. We believe that approximately 79 patients have been enrolled in the Myelofibrosis IST, which includes nine patients with blast-phase MF and nine patients with RARS, and that approximately 20 patients have discontinued from the study since its inception. In Mayo Clinic’s notification informing us of its decision to cease new patient enrollment, Mayo Clinic did not indicate that the decision to cease patient enrollment was due to any efficacy or safety outcomes or concerns observed in the Myelofibrosis IST.

Geron’s Analysis of the Efficacy Data for the First 22 Patients Enrolled in the Myelofibrosis IST

     We have reviewed data made available to us in October 2013 for the first 22 patients enrolled sequentially (11 in Cohort A and 11 in Cohort B) in the Myelofibrosis IST. These data included summary tables, patient listings and pathology reports. We also performed an onsite review at Mayo Clinic of source documents and the clinical database.

Patient Demographics and Status

     Below is a table setting forth our analysis of the demographics of the first 22 patients enrolled sequentially in the Myelofibrosis IST, including certain disease characteristics and exposure to any prior treatments:

	Cohort A (n = 11)(1)	Cohort B (n = 11)(2)	Total (n = 22)
Median Age (range; years)	68.0 (54.0 - 76.0)	69.0 (53.0 - 79.0)	68.0 (53.0 - 79.0)
Male	7 (63.6%)	9 (81.8%)	16 (72.7%)
Myelofibrosis Subtype
Primary Myelofibrosis	4 (36.4%)	5 (45.5%)	9 (40.9%)
Post—ET Myelofibrosis	1 (9.1%)	5 (45.5%)	6 (27.3%)
Post—PV Myelofibrosis	6 (54.5%)	1 (9.1%)	7 (31.8%)
DIPSS Plus Risk Status
Intermediate-2 Risk	7 (63.6%)	1 (9.1%)	8 (36.4%)
High Risk	4 (36.4%)	10 (90.9%)	14 (63.6%)
Palpable Splenomegaly(3)	7 (63.6%)	6 (54.5%)	13 (59.1%)
Palpable Hepatomegaly	1 (9.1%)	2 (18.2%)	3 (13.6%)
Constitutional Symptoms(4)	8 (72.7%)	7 (63.6%)	15 (68.2%)
Any Prior Treatment	8 (72.7%)	10 (90.9%)	18 (81.8%)(5)
____________________

(1)	Cohort A was administered imetelstat once every three weeks.

(2)	Cohort B was administered imetelstat weekly for four weeks, followed by one dose every three weeks.

(3)	Median spleen size by palpation at baseline for Cohort A was 19.0 cm (range: 13.0 - 25.0 cm) and for Cohort B was 11.0 cm (range 8.0 - 23.0 cm). Total median spleen size was 16.0 cm (range 8.0 - 25.0 cm). Baseline spleen sizes by palpation for patients achieving either CR or PR were either below the median or only had a spleen tip (palpable but generally less than 5 cm below the left costal margin).

(4)	DIPPS Plus assessment of symptoms at baseline: Includes unexplained persistent fever > 38.3°C (or > 101°F) during the past six months, unexplained non-menopausal night sweats during the past six months, unexplained weight loss > 10% body weight in the previous six months, and unexplained non-articular bone pain during past six months.

(5)	Primary prior treatments include hydroxyurea (10/22, 45.5%), JAK inhibitors (9/22, 40.9%), anagrelide (3/22, 13.6%), pomalidomide (3/22, 13.6%) and splenectomy (2/22, 9.1%).

     As of October 2013, the median duration of follow-up for all 22 patients was 5.3 months (range 1.3 - 10.4 months) with 7.6 months (1.3 - 10.4 months) for Cohort A and 4.8 months (1.6 - 5.6 months) for Cohort B. Duration of follow-up is defined as the time between the date of first dose and the date of last contact in the clinical database as of the data cut-off date.

     Of these 22 patients, a total of 17 patients remained on imetelstat treatment as of October 2013, and the five discontinuations were due to death (n=2), disease progression (n=1) and other reasons (n=2). Of the two deaths in the first 22 patients in the study, one was due to an intracranial hemorrhage with febrile neutropenia after prolonged myelosuppression, which was assessed as possibly related to imetelstat by the investigator, and one was due to an upper gastrointestinal hemorrhage which was considered unrelated to imetelstat by the investigator. A non-responding patient whose spleen became palpable, or measurable in length by physical exam due to increased size, was considered by us as a case of disease progression. One patient discontinued after transformation to chronic myelomonocytic leukemia, or CMML, and subsequent to study discontinuation died from AML. Another patient discontinued due to lack of response.

Preliminary Efficacy Data

     The following table presents our analysis of the preliminary (as of October 2013) efficacy data for the first 22 sequentially-enrolled patients in the Myelofibrosis IST, using the IWG-MRT criteria:

Best Response per IWG-MRT Criteria	Cohort A (n = 11)	Cohort B (n = 11)	Total (n = 22)
Remission (CR+PR)	2 (18.2%)	3 (27.3%)	5 (22.7%)
Complete Remission (CR)	2 (18.2%)*	1 (9.1%)	3 (13.6%)
Partial Remission (PR)	—	2 (18.2%)	2 (9.1%)
Clinical Improvement (CI)	1 (9.1%)	3 (27.3%)**	4 (18.2%)
Overall Response (CR+PR+CI)	3 (27.3%)	6 (54.5%)	9 (40.9%)
____________________

Two patients are pending an assessment demonstrating durability of response for at least 12-weeks:

*	One patient who achieved a PR on April 30, 2013 and subsequently achieved a CR on October 9, 2013 (Cohort A); and

**	One patient who achieved a CI by meeting the criteria for a reduction in liver size on October 14, 2013 (Cohort B).

     The median onset time to remission (CR or PR) was 2.8 months (range 1.4 - 3.0 months). Four of the patients who achieved remission (CR or PR) experienced reversal of bone marrow fibrosis and recovery of normal megakaryocyte morphology, and one patient achieved PR based on meeting all the criteria for CR except bone marrow remission. Four patients met the criteria for clinical improvement: anemia response (n=1), spleen response (n=2) and liver response (n=1), with a median onset of 1.4 months (range 0.7 - 4.4 months). The investigator has informed us that as of January 2014, no patients with CR, PR or CI had lost their response and all of these patients continue to remain on imetelstat treatment.

     Additional response rates evaluated by us included spleen and anemia responses and resolution of constitutional symptoms, circulating blasts, leukocytosis and thrombocytosis.

  Five of 13 patients (38.5%) with splenomegaly achieved spleen responses by palpation, which is defined as either ≥ 50% decrease if baseline ≥ 10 centimeters or becoming non-palpable if baseline 5 to < 10 centimeters.

  Three of 12 patients (25.0%) achieved anemia responses which are defined as either becoming transfusion independent if dependent at baseline or gaining ≥ 2 gram per deciliter in hemoglobin level if transfusion-independent but with a hemoglobin level < 10 gram per deciliter at baseline.

  10 of 13 patients (76.9%) who had constitutional symptoms at baseline achieved symptoms response, defined as 50% reduction from baseline in grade, as assessed by the investigator.

  11 of 14 patients (78.6%) with circulating blasts at baseline achieved complete resolution.

  Seven of 15 patients (46.7%) with leukocytosis at baseline achieved normalization of white cell count.

  Seven of 9 patients (77.8%) with thrombocytosis at baseline achieved normalization of platelet count.

Investigator’s Presentation of Preliminary Safety Data

     At the ASH annual meeting in December 2013, the investigator presented updated preliminary safety results from the first 33 patients treated in Cohorts A and B in the Myelofibrosis IST. In the presentation, the investigator noted that 24 of 33 patients remained on imetelstat treatment as of December 2013, and the nine patients who discontinued treatment were due to lack of response (n=6), transformation to CMML (n=1), death unrelated to imetelstat treatment (n=1) and death possibly related to imetelstat treatment (n=1).

     Non-hematologic adverse events in these patients as reported by the investigator were generally mild to moderate and not dose-limiting. Non-hematologic treatment-related toxicities of imetelstat reported by the investigator were:

Non-Hematologic Adverse Event, not related to myelosuppression	All patients (n=33)
Grade-1 nausea	5 (15%)
Grade-1 vomiting	1 (3%)
Grade-1/2 fatigue	4 (12%)
Grade-2 hyperbilirubinemia	2 (6%)
Grade 2 APTT increase	1 (3%)

     In addition, the investigator reported all grade 3/4 extramedullary adverse events not related to myelosuppression, regardless of attribution:

Non-Hematologic Adverse event,
regardless of attribution	Cohort A (n=19)	Cohort B (n=14)	All patients (n=33)
Fatigue	1 (5%)	2 (14%)	3 (9%)
Atrial fibrillation	2 (11%)	—	2 (6%)
Alkaline phosphatase	1 (5%)	1 (7%)	2 (6%)
Heart failure	1 (5%)	—	1 (3%)
Hyponatremia	1 (5%)	—	1 (3%)
Gastrointestinal bleed	1 (5%)	—	1 (3%)
Hyperkalemia	—	1 (7%)	1 (3%)
Pruritus	—	1 (7%)	1 (3%)
Intestinal obstruction	—	1 (7%)	1 (3%)

     Hematologic adverse events related to imetelstat as reported by the investigator were the primary dose-limiting toxicity and included:

Hematologic Adverse Events	Cohort A (n=19)	Cohort B (n=14)	All Patients (n=33)
Grade-3/4 neutropenia	2 (11%)	5 (36%)	7 (21%)
Grade-3/4 thrombocytopenia	5 (26%)	5 (36%)	10 (30%)
Grade-3/4 anemia	1 (5%)	3 (21%)	4 (12%)
Grade-4 neutropenia	1 (5%)	3 (21%)	4 (12%)
Grade-4 thrombocytopenia	—	4 (29%)	4 (12%)
Grade-5 febrile neutropenia with intracranial
hemorrhage, resulting in patient death	—	1 (7%)	1 (3%)

     We believe myelosuppression was the principal dose-limiting toxicity, consistent with our observations in previous Geron-sponsored imetelstat studies. During the Myelofibrosis IST, however, more persistent and profound myelosuppression, particularly thrombocytopenia, was observed with imetelstat administered on a weekly basis. This included one case of febrile neutropenia after prolonged myelosuppression with intracranial hemorrhage resulting in patient death, which was assessed as possibly related to imetelstat by the investigator. To mitigate the risk of severe, persistent cytopenias, the protocol for the Myelofibrosis IST was amended to raise the hematologic threshold for retreatment and include more stringent monitoring and dose adjustment criteria. Since then, no further episodes of significant bleeding events associated with thrombocytopenia, or infections, or additional episodes of febrile neutropenia have been reported to us by the investigator. As a result, we believe that the dose-limiting toxicity of the drug may be manageable through dose hold rules and dose modifications.

     Since the ongoing Myelofibrosis IST is an investigator-sponsored trial, we do not have control over the data or the timing and reporting of additional data from the Myelofibrosis IST. Furthermore, additional data from the remaining patients enrolled in the Myelofibrosis IST is generated on an ongoing basis and is not reflected in the preliminary data discussed above. In this regard, additional and updated safety and efficacy data generated from the Myelofibrosis IST may be materially different from the preliminary data discussed above. In addition, the safety and efficacy data from the first two cohorts of the Myelofibrosis IST discussed above are preliminary, and therefore, the final data may be materially different from the preliminary data. Accordingly, the preliminary data discussed above should be considered carefully and with caution. Please refer to the risk factor below entitled “Risks Related to Our Business—Success in early clinical trials may not be indicative of results in subsequent clinical trials. Likewise, data reported by investigators from time-to-time is subject to audit and verification procedures that could result in material differences to final data and may change as more patient data becomes available.”

Planned Geron-Sponsored Phase 2 Clinical Trial in Myelofibrosis

     We believe that the preliminary efficacy data from the first two cohorts in the Myelofibrosis IST suggest that imetelstat treatment may produce clinical improvement in certain MF patients, and also possibly partial or even complete remissions, which may include bone marrow normalization, peripheral blood morphologic remission and resolution of splenomegaly and constitutional symptoms for some period of time, and that imetelstat may have potential disease-modifying activity by possibly affecting the underlying malignant progenitor cells in the bone marrow driving the disease. However, we will be required to demonstrate through multiple Geron-sponsored clinical trials, including larger-scale randomized Phase 3 clinical trials, that imetelstat is safe and effective for use in a diverse population before we can seek to obtain regulatory approval for its commercial sale. The next step we plan to undertake in this development process is to initiate a planned Geron-sponsored multi-center, Phase 2 clinical trial of imetelstat in patients with MF. The planned Geron-sponsored Phase 2 clinical trial will be conducted across multiple treating centers and across multiple geographic regions, and is being designed to evaluate whether the results observed in the Myelofibrosis IST are reproducible and not limited to a single treating center. A primary goal for the planned Geron-sponsored Phase 2 clinical trial is to characterize the parameters appropriate for one or more potential randomized Phase 3 clinical trials that could be designed to potentially support full regulatory approval. These parameters include defining the appropriate dosing regimen of imetelstat for MF patients, and defining and validating key components of a composite remission efficacy endpoint based on modifications of the IWG-MRT criteria. We expect to initiate the planned Geron-sponsored Phase 2 clinical trial in MF in the first half of 2014, with preliminary data expected to be available in mid-2015.

     After considering current input from investigators, experts and regulators, the preliminary design of our Phase 2 clinical trial includes the following elements:

  Open-label, single agent imetelstat administered via intravenous infusion;

  Multi-center at approximately 20 to 30 study sites in the United States, Europe and other regions of the world;

  Approximately 100 to 150 evaluable patients with intermediate-2 or high risk PMF, post-ET MF, or post-PV MF, who have had at least one prior treatment with either hydroxyurea, a JAK inhibitor, or certain chemotherapeutic agents;

  Primary efficacy endpoint: achievement of a proposed, novel composite remission endpoint that includes reversal of bone marrow disease morphology (as shown through blasts, cellularity, fibrosis), normalization of peripheral blood (neutrophil count, platelet count, hemoglobin, immature myeloid cells), spleen and liver response (confirmed by imaging) and symptoms response (potentially using a patient reporting tool, such as the MF 7-day Total Symptom Score, that can measure symptoms such as early satiety, night sweats, itching, bone/muscle pain, pain under ribs, and abdominal discomfort);

  Components of a proposed composite remission endpoint are expected to be validated by seeking to establish rigorous and reproducible measurements for each component, and to demonstrate consistent and durable beneficial effects of each of the components;

  Secondary endpoints include individual components of the proposed composite remission endpoint, clinical improvement, and molecular and cytogenetic response; exploratory endpoints include pharmacokinetics and correlative scientific investigations;

  Evaluation of safety and tolerability; and

  Three potential dosing regimens, each expected to consist of up to 50 patients, for example:

    9.4 mg/kg every three weeks, which is the dose being tested in Cohort A of the Myelofibrosis IST,

  a split dose of 9.4 mg/kg (e.g., 4.7 mg/kg on day one and day four) every three weeks to evaluate the effect of reducing peak imetelstat concentrations without reducing total amount of imetelstat being delivered, and a reduced dose of 7.5 mg/kg every three weeks to evaluate the effect of reducing the total amount of imetelstat being delivered.

Potential Imetelstat Clinical Development in Other Hematologic Myeloid Malignancies

     The Myelofibrosis IST has also enrolled additional patients to evaluate imetelstat in other hematologic myeloid malignancies, including patients with blast-phase MF and RARS, a subpopulation of MDS. Data we receive from these additional patients will inform, in part, our decision to initiate one or more potential pilot studies in AML or MDS.

Recent Developments

Stem Cell Divestiture; Asterias Series A Distribution

Background

     On October 1, 2013, we closed the transaction to divest our human embryonic stem cell assets and our autologous cellular immunotherapy program pursuant to the terms of an asset contribution agreement, or the Contribution Agreement, we entered into in January 2013 with BioTime, Inc., or BioTime, and BioTime’s wholly owned subsidiary, Asterias Biotherapeutics, Inc., or Asterias (formerly known as BioTime Acquisition Corporation). Under the terms of the Contribution Agreement, on October 1, 2013, we contributed to Asterias our human embryonic stem cell assets, including intellectual property, human embryonic stem cell lines and other assets related to our discontinued human embryonic stem cell programs, including our Phase I clinical trial of oligodendrocyte progenitor cells, or GRNOPC1, in patients with acute spinal cord injury, as well as our autologous cellular immunotherapy program, including data from the Phase I/II clinical trial of the autologous cellular immunotherapy in patients with AML. On October 1, 2013, Asterias assumed all post-closing liabilities with respect to all of the assets contributed by us, including any liabilities related to the GRNOPC1 and autologous cellular immunotherapy clinical trials. Additionally, Asterias was substituted for us as a party in an appeal by us of two rulings in favor of ViaCyte, Inc. by the United States Patent and Trademark Office’s Board of Patent Appeals and Interferences, filed by us in the United States District Court for the Northern District of California in September 2012, or the ViaCyte Appeal, and Asterias assumed all liabilities arising after October 1, 2013 with respect to the ViaCyte Appeal.

     As consideration for the contribution of our human embryonic stem cell assets and autologous cellular immunotherapy program to Asterias, on October 1, 2013 we received 6,537,779 shares of Asterias Series A common stock representing 21.4% of Asterias’ outstanding common stock as a class as of that date. Under the terms of the Contribution Agreement and subject to certain conditions and applicable law, following a record date anticipated to be declared by our board of directors, we will distribute all of the shares of Asterias Series A common stock to our stockholders on a pro rata basis, other than with respect to fractional shares and shares that would otherwise be distributed to Geron stockholders residing in certain excluded jurisdictions, as described below, which shares, as required by the Contribution Agreement, will be sold with the net cash proceeds therefrom distributed ratably to the stockholders who would otherwise be entitled to receive such shares. We refer to the anticipated distribution by us of the Asterias Series A common stock as the Series A Distribution.

     On October 1, 2013, BioTime contributed to Asterias 8,902,077 shares of BioTime common stock, five-year warrants to purchase 8,000,000 additional shares of BioTime common stock at an exercise price of $5.00 per share, or the BioTime Warrants, minority stakes in two of BioTime’s subsidiaries and rights to use certain human embryonic stem cell lines. In addition, BioTime had previously loaned Asterias $5,000,000 in cash and the principal amount of this debt was cancelled as part of the closing under the Contribution Agreement. In consideration of BioTime’s contributions, on October 1, 2013 Asterias issued to BioTime 21,773,340 shares of Asterias Series B common stock representing 71.6% of Asterias’ outstanding common stock as a class as of that date, and three-year warrants to purchase 3,150,000 additional shares of Asterias Series B common stock at an exercise price of $5.00 per share. Upon completion of the Series A Distribution, Asterias is contractually obligated under the Contribution Agreement to distribute the BioTime Warrants on a pro rata basis to the holders of Asterias Series A common stock.

Status of Anticipated Series A Distribution

     Prior to our ability to set a record date for the Series A Distribution, we must receive notice from BioTime and Asterias that certain securities registration or qualification requirements have been met by them, including notice that the registration statement that Asterias filed with the SEC covering the Series A Distribution has been declared effective by the SEC and is otherwise available to effect the Series A Distribution, which may not occur on a timely basis or at all. In this regard, our ability to effect the Series A Distribution has been delayed beyond our expectations, and we have no control over when and whether the Asterias registration statement will ultimately be declared effective by the SEC and available to us in order to effect the Series A Distribution. Likewise, Asterias may be unable to distribute to the Asterias Series A stockholders the BioTime Warrants received by them from BioTime under the Contribution Agreement. These anticipated distributions may be further delayed, perhaps substantially, or precluded altogether for a variety of reasons, including the failure of BioTime and/or Asterias to obtain or maintain required federal and state registrations and qualifications necessary to enable us to effect the Series A Distribution and/or to enable Asterias to complete the distribution of the BioTime Warrants.

     In the event that the conditions to our obligation to effect the Series A Distribution are met, our board of directors will declare a dividend on shares of our common stock payable in shares of Asterias Series A common stock. In that event, only Geron stockholders as of the close of business on the record date declared by our board of directors for the Series A Distribution and holding shares of our common stock in certain jurisdictions would receive shares of Asterias Series A common stock in the Series A Distribution. Accordingly, if the Series A Distribution occurs, in order to receive any shares of Asterias Series A common stock in the Series A Distribution, you would need to continue to hold shares of our common stock through the record date and you would also need to reside in one of the following jurisdictions: The United States, Anguilla, Argentina, Austria, Australia, Belgium, Bulgaria, Canada, Cayman Islands, China, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Guam, Guernsey, Hong Kong, Hungary, India, Ireland, Israel, Italy, Japan, Korea, Latvia, Lebanon, Liechtenstein, Luxembourg, Malta, Mexico, Monaco, Netherlands, Norway, Panama, Poland, Portugal, Puerto Rico, Romania, Saudi Arabia, Singapore, Slovenia, Slovakia, Spain, Sweden, Switzerland, Taiwan, United Arab Emirates, United Kingdom, Uruguay, British Virgin Islands, and the U.S. Virgin Islands. If the anticipated Series A Distribution occurs, in lieu of Geron distributing the Asterias Series A common stock in jurisdictions other than those set forth above, the Asterias Series A common stock that would otherwise be distributed to Geron stockholders who reside in such jurisdictions will instead be sold for cash and the net cash proceeds will be distributed ratably to such stockholders. Fractional shares will also be sold for cash with the net cash proceeds to be distributed ratably to the Geron stockholders who were entitled to receive fractional shares of Asterias Series A common stock. However, the exact ratio can only be determined upon the record date, if any, to be declared by our board of directors for the Series A Distribution. In the event that the conditions to our obligation to effect the Series A Distribution are met, we will publicly announce the record date at least ten days prior to the record date. If the anticipated Series A Distribution occurs and you sell your shares of Geron common stock prior to the record date for the Series A Distribution, you would not receive any shares of Asterias Series A common stock (or cash in lieu thereof) in the Series A Distribution.

     Asterias is a newly organized, development stage company in the start-up phase, and has only recently commenced its primary product development programs. To date, Asterias’ operations have been primarily limited to organizing and staffing its company and completing the acquisition of our former stem cell assets. Accordingly, it is difficult if not impossible to predict Asterias’ future performance or to evaluate its business and prospects. In addition, there is currently no existing public market for either the Asterias Series A common stock (or any other Asterias securities) or the BioTime Warrants, and there can be no assurance that an active public market for either the Asterias Series A common stock or BioTime Warrants will ever develop. For these and other reasons, any value ascribed to the Asterias Series A common stock or the BioTime Warrants is highly speculative and an investment decision in our common stock should be based solely on an evaluation of our company, its business and its prospects. In addition, we do not know when, if ever, the anticipated Series A Distribution will occur and it is possible that it may never occur. Please see the risk factor entitled “Our stockholders may realize little or no value from the divestiture of our stem cell assets, and as a result our stock price may decline, we could be subject to litigation, and our business may be adversely affected” under “Risk Factors” below.

Tax Consequences of Anticipated Distribution

     If the anticipated Series A Distribution occurs, the Series A Distribution will not qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code of 1986, as amended, or the Code. Accordingly, the fair market value of the Asterias Series A common stock at the time of the Series A Distribution, if it occurs, and the amount of any cash distributed will be treated as dividend income for U.S. federal income tax purposes for Geron stockholders to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), if any. We believe we had no accumulated earnings and profits as of the end of 2013, and we expect that we also will have no current earnings and profits for 2014. Accordingly, we do not believe the distribution of the Asterias Series A common stock and any cash distributed will result in dividend income to Geron stockholders provided that such distribution occurs in 2014. However, because the amount of our 2014 current earnings and profits, if any, cannot be known before the end of 2014, because we have not performed a formal study of our accumulated earnings and profits as of the end of 2013, and because both the timing and occurrence of the Series A Distribution is uncertain and so could be made after the end of 2014, if at all, we can provide no assurance that the Series A Distribution, should it occur, would not result in any dividend income to Geron stockholders. In addition, we cannot tell you whether Asterias has earnings and profits and therefore whether the anticipated distribution of the BioTime Warrants by Asterias will result in dividend income. If a “Non-U.S. Holder” (as defined below) is treated as receiving dividend income, such Non-U.S. Holder would generally be subject to U.S. federal withholding tax at a 30% rate (or lower applicable treaty rate). For the purposes of this discussion, a “Non-US. Holder” is, for U.S. federal income tax purposes, a beneficial owner of common stock that is neither a U.S. Holder, nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation). A “U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the U.S., (b) a corporation or other entity treated as a corporation created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if it (1) is subject to the primary supervision of a court within the U.S. and has one or more U.S. persons that have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

     To the extent that the fair market value of the Asterias Series A common stock and the amount of any cash distributed exceeds our current and accumulated earnings and profits, if any, they will first reduce Geron stockholders’ adjusted basis in our common stock, but not below zero, and then will be treated as gain to the extent of any excess. Any gain resulting from the Series A Distribution will be short-term capital gain if the Geron stockholder has held our stock for one year or less at the time of the Series A Distribution. The distribution by Asterias of the BioTime Warrants, if it occurs, will be subject to similar U.S. federal income tax treatment except that the amount of dividend income, if any, would be based on the current or accumulated earnings and profits of Asterias, and any fair market value of BioTime Warrants in excess of any such dividend amount would result in gain to the extent such excess value exceeded the adjusted tax basis of the Asterias Series A common stock. Any gain resulting from the distribution of the BioTime Warrants will be short-term capital gain if the Geron stockholder has held the Asterias Series A common stock for one year or less at the time of the distribution of the BioTime Warrants.

     If any dividend income or gain were recognized by Geron stockholders in respect of our anticipated distribution of the Asterias Series A common stock and cash, if any, or the anticipated distribution by Asterias of the BioTime Warrants, as described above, then Geron stockholders could incur U.S. federal income taxes with respect to the receipt of such distribution. The lack of an existing market for the Asterias Series A common stock could limit or preclude the ability of our stockholders to sell a sufficient quantity of Asterias Series A common stock to satisfy such potential tax liabilities. As a result, if the anticipated Series A Distribution occurs, Geron stockholders may incur tax liabilities, but be unable to realize value from any Asterias Series A common stock distributed by Geron and/or the BioTime Warrants to be distributed by Asterias. Because no further action is required on the part of Geron stockholders to receive the Asterias Series A common stock and the related BioTime Warrants in the distributions, if the anticipated Series A Distribution occurs and Geron stockholders do not want to receive the Asterias Series A common stock and the related BioTime Warrants in the anticipated distributions (or cash in lieu thereof), the only recourse for Geron stockholders will be to divest their Geron common stock prior to the record date set by our board of directors for the Series A Distribution. Prospective investors are urged to consult their tax advisors with respect to the tax consequences of the anticipated distributions generally and in their particular circumstances, including the consequences of any proposed change in applicable law.

     This foregoing discussion of the anticipated Series A Distribution is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Asterias or BioTime, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

RISK FACTORS

     Our business is subject to various risks and uncertainties that may have a material adverse effect on our business, financial condition or results of operations. Investors should carefully consider the risks and uncertainties described below before making an investment decision. Our business faces significant risks and uncertainties, and those described below may not be the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also significantly impair our business, financial condition or results of operations. If any of these risks or uncertainties occur, our business, results of operations or financial condition could suffer, the market price of our common stock could decline and you could lose all or part of your investment in our common stock.

RISKS RELATED TO OUR BUSINESS

Our success is solely dependent on the success of one early-stage product candidate, imetelstat, and we cannot be certain that imetelstat will advance to subsequent clinical trials or receive regulatory approval on a timely basis, or at all.

     Our business is at an early stage of development, and we are wholly dependent on the success of imetelstat, our sole product candidate. We do not have any products that are commercially available. Our ability to develop imetelstat to and through regulatory approval and commercial launch is subject to significant risks and uncertainties and our ability to, among other things:

  receive positive safety and efficacy data from existing and potential future investigator-sponsored trials of imetelstat, such as the Myelofibrosis IST, that provide the clinical rationale for the potential or continued development of imetelstat in hematologic myeloid malignancies;

  ascertain that the use of imetelstat does not result in significant systemic or organ toxicities or other safety issues resulting in an unacceptable benefit-risk profile;

  develop clinical plans for, and successfully enroll and complete, planned and potential future Geron-sponsored clinical trials of imetelstat in hematologic myeloid malignancies;

  collaborate successfully with clinical trial sites, academic institutions, clinical research organizations, physician investigators, including any physician investigators conducting investigator-sponsored trials of imetelstat, and other third parties;

  obtain positive clinical data from potential future Geron-sponsored clinical trials to enable subsequent clinical trials;

  obtain required regulatory clearances and approvals for imetelstat; for example, it is uncertain whether the U.S. Food and Drug Administration, or FDA, and regulatory authorities in other countries will require us to obtain and submit additional preclinical, manufacturing, or clinical data to proceed with any planned and potential future Geron-sponsored clinical trials; how the FDA and other regulatory authorities will interpret safety and efficacy data from any clinical trial, including the Myelofibrosis IST; how they will assess clinical benefit with data from a proposed composite remission endpoint that we expect will be evaluated in future Geron-sponsored clinical trials; the scope and type of clinical development and other data they might require us to generate and submit, especially with a novel primary efficacy endpoint such as a composite remission endpoint, before they might grant a marketing approval, if any; and the length of time and cost for us to complete any such requirements;

  enter into arrangements with third parties to provide services needed to further research and develop imetelstat, or to manufacture imetelstat, in each case at commercially reasonable costs;

  enter into arrangements with third parties, or establish internal capabilities, to provide sales, marketing and distribution functions in compliance with applicable laws;

  obtain appropriate coverage and reimbursement levels for the cost of imetelstat from governmental authorities, private health insurers and other third-party payors;

  maintain and enforce adequate intellectual property protection for imetelstat;

  maintain adequate financial resources and personnel to advance imetelstat to and through subsequent clinical trials, regulatory approval and commercial launch; and

  obtain financing on commercially reasonable terms to fund our operations.

     If we are not able to successfully achieve the above-stated goals and overcome other challenges that we may encounter in the research, development, manufacturing and commercialization of imetelstat, we may be forced to abandon our development of imetelstat, which would severely harm our business and could potentially cause us to cease operations.

     We are currently focused on the development of imetelstat in hematologic myeloid malignancies, other than ET, and future Geron-sponsored clinical development of imetelstat is highly dependent on the results of existing and potential future investigator-sponsored trials of imetelstat in hematologic myeloid malignancies, including the Myelofibrosis IST. We have been informed by Mayo Clinic that the Myelofibrosis IST has been closed to new patient enrollment effective January 22, 2014 and that the remaining patients in the study will continue to receive imetelstat treatment and be followed under the Myelofibrosis IST protocol.

     We may be unable to develop, or initiate the development of, imetelstat in MF or any additional hematologic myeloid malignancy indications, which would likely result in our decision to discontinue development of imetelstat and to potentially cease operations. In any event, imetelstat will require significant additional clinical testing prior to possible regulatory approval in the United States and other countries, and we do not expect imetelstat to be commercially available for many years, if at all. Our clinical development program for imetelstat may not lead to regulatory approval from the FDA and similar foreign regulatory agencies if we fail to demonstrate that imetelstat is safe and effective. We may therefore fail to commercialize imetelstat. Any failure to advance imetelstat to subsequent clinical trials, failure to obtain regulatory approval of imetelstat, or limitations on any regulatory approval that we might receive, would severely harm our business and prospects, and could potentially cause us to cease operations.

     Our ability to generate product revenue is dependent on the successful regulatory approval and commercialization of imetelstat. Imetelstat may not prove to be more effective for treating hematologic cancers than current therapies. Competitors or other third parties may also have proprietary rights that prevent us from developing and marketing imetelstat, or our competitors may discover or commercialize similar, superior or lower-cost products that make imetelstat unsuitable for marketing. Imetelstat also may not be able to be manufactured in commercial quantities at an acceptable cost. Any of the factors discussed above could delay or prevent us from developing, commercializing or marketing imetelstat, which would materially adversely affect our business and could potentially cause us to cease operations.

If imetelstat were to have an unacceptable benefit-risk profile, our business and prospects could be severely harmed.

     Although toxicities and other safety issues to date have not resulted in what we believe is an unacceptable benefit-risk profile in our Phase 2 clinical trials of imetelstat in ET or multiple myeloma, or in the Myelofibrosis IST, if there are safety results that cause the benefit-risk profile to become unacceptable with respect to patients enrolled in clinical trials of imetelstat conducted now or in the future by us or any independent investigator, including the Myelofibrosis IST, we would likely be delayed or prevented from advancing imetelstat into further clinical development and may decide or be required to discontinue our development of imetelstat, which would severely harm our business and prospects, and would likely cause us to cease operations. Imetelstat may prove to have undesirable or unintended side effects or other characteristics adversely affecting its safety, efficacy or cost effectiveness that could prevent or limit its approval for marketing and successful commercial use, or that could delay or prevent the commencement and/or completion of clinical trials for imetelstat. For example, in our Phase 1 clinical trials of imetelstat, we observed dose-limiting toxicities, including reduced platelet count, or thrombocytopenia, when the drug was used as a single agent, and reduced white blood cell count, or neutropenia, when the drug was used in combination with paclitaxel, as well as a low incidence of severe infusion reactions. In our Phase 2 clinical trials of imetelstat in ET, multiple myeloma and solid tumors, we have observed hematologic toxicities, abnormal laboratory liver function tests, and non-laboratory test findings such as gastrointestinal events, infections, muscular and joint pain and fatigue. In the Myelofibrosis IST, myelosuppression has been the primary dose-limiting toxicity reported to date, consistent with our observations in previous Geron-sponsored imetelstat studies. However, during the Myelofibrosis IST, more persistent and profound myelosuppression, particularly thrombocytopenia, was observed with imetelstat administered on a weekly basis. This included one case of febrile neutropenia after prolonged myelosuppression with intracranial hemorrhage resulting in patient death, which was assessed as possibly related to imetelstat by the investigator. We may in the future observe or report dose-limiting or hematologic toxicities or other safety issues in our ongoing Phase 2 clinical trials of imetelstat in ET and multiple myeloma or in our planned and potential future Geron or investigator-sponsored trials of imetelstat. Likewise, because the Myelofibrosis IST is still ongoing, the investigator may observe or report additional or more severe toxicities or safety issues in the Myelofibrosis IST, including additional serious adverse events, as patient treatment continues and more data becomes available. If such toxicities or other safety issues result in an unacceptable benefit-risk profile, this would likely delay or prevent the commencement and/or completion of our ongoing, planned or potential future clinical trials or investigator-sponsored trials, including the Myelofibrosis IST and our planned Phase 2 clinical trial of imetelstat in MF, and may require us to conduct additional, unforeseen trials or to abandon our development of imetelstat entirely.

Success in early clinical trials may not be indicative of results in subsequent clinical trials. Likewise, data reported by investigators from time-to-time is subject to audit and verification procedures that could result in material differences to final data and may change as more patient data becomes available.

     A number of new drugs and biologics have shown promising results in initial clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. Data obtained from preclinical and clinical activities are subject to varying interpretations, which may delay, limit or prevent regulatory approval.

     Data from our preclinical studies and Phase 1 and Phase 2 clinical trials of imetelstat, as well as preliminary, additional or updated data from investigator-sponsored trials, including the Myelofibrosis IST, should not be relied upon as evidence that subsequent or larger-scale clinical trials will succeed. The positive results we have obtained from the patients enrolled in the Phase 2 clinical trial of imetelstat in ET may not predict the future therapeutic benefit of imetelstat, if any, in other hematologic myeloid malignancies, including MF. For example, the known dose-limiting toxicities associated with imetelstat, such as profound thrombocytopenia and febrile neutropenia and other safety issues, including death, that have been observed in both Geron and investigator-sponsored trials, including the Myelofibrosis IST, could cause complexities in treating patients with MF and could result in the discontinuation of any of these trials. Also, the IWG-MRT criteria used to assess efficacy in the Myelofibrosis IST, and the proposed composite remission efficacy endpoint based on modifications of the IWG-MRT criteria that we may use for our planned Phase 2 clinical trial in MF, have not been validated for clinical use and may not be considered by the FDA or other regulatory agencies to be accurate predictors of efficacy for different endpoints that may be required by the FDA or other regulatory agencies for Phase 3 clinical trials.

     In addition, because the Myelofibrosis IST is not a Geron-sponsored trial, the clinical testing of imetelstat in the Myelofibrosis IST requires us to rely on the investigator’s plan, design and conduct of the trial, and the evaluation and reporting of results of the Myelofibrosis IST by the investigator, all of which we do not control. The preliminary efficacy results of the Myelofibrosis IST are based solely on data from the first two cohorts of the Myelofibrosis IST, consisting of 22 patients, and we will need to seek to replicate the results of the Myelofibrosis IST across one or more larger Phase 2 and Phase 3 trials in MF at multiple treating centers. The results reported by the investigator in the Myelofibrosis IST may not be replicated in any trials conducted by Geron or by any other investigator or group of investigators, or in any trial enrolling a larger number of patients or conducted at multiple treating centers, and thus should not be relied upon as indicative of future clinical results of imetelstat in MF or any other hematologic myeloid malignancy.

     In addition, from time-to-time, we may report or announce preliminary data from Geron-sponsored and investigator-sponsored trials. For example, we have announced preliminary safety and efficacy data from the first two cohorts of the Myelofibrosis IST. Since this data is preliminary, the final data from the trial may be materially different than the data we have previously reported. The preliminary data is also subject to the risk that one or more of the clinical outcomes may materially change as patient treatment continues and additional and updated patient data becomes available. Since the Myelofibrosis IST is ongoing, safety and efficacy data continues to be generated, and such additional and updated data is not reflected in the preliminary data presented by the investigator at the ASH annual meeting in December 2013. Because the additional and updated safety and efficacy data may be materially different from the preliminary data that we have reported, such preliminary data should be considered carefully and with caution. Additional and updated data is also subject to our audit and verification procedures, and since this could result in material differences from the data reported by the investigator, additional or updated data that may be reported from the Myelofibrosis IST should be considered carefully and with caution.

     Material adverse changes in final data could significantly harm our business prospects. Even if final safety and efficacy data from the Myelofibrosis IST are positive, significant additional clinical testing will be necessary for the future development of imetelstat in MF. Any such final safety and efficacy data from the Myelofibrosis IST may not be reproducible in future clinical trials.

     We will be required to demonstrate through multiple Geron-sponsored clinical trials, including larger-scale Phase 3 clinical trials, that imetelstat is safe and effective for use in a diverse population before we can seek to obtain regulatory approval for its commercial sale. There is typically an extremely high rate of attrition from the failure of drug candidates proceeding through clinical trials. If we are unable to develop imetelstat in future clinical trials, including Phase 3 clinical trials, our business may fail.

Our research and development of imetelstat is subject to numerous risks and uncertainties.

     The science and technology of telomere biology, telomerase and our proprietary oligonucleotide chemistry are relatively new. There is no precedent for the successful commercialization of a therapeutic product candidate based on these technologies. We must undertake significant research and development activities to develop imetelstat based on these technologies, which will require significant additional funding beyond the anticipated net proceeds from our public offering of common stock announced on January 30, 2014, and may take years to accomplish, if at all.

     Because of the significant scientific, regulatory and commercial milestones that must be reached for our research and development of imetelstat to be successful, our development of imetelstat in hematologic myeloid malignancies, including MF, or any other indication, may be delayed or abandoned, even after we have expended significant resources on it. Our decisions to discontinue our Phase 2 clinical trial of imetelstat in metastatic breast cancer in September 2012, and to discontinue our development of imetelstat in solid tumors with short telomeres in April 2013, are examples of this. Any delay or abandonment of our development of imetelstat in hematologic myeloid malignancies would have a material adverse effect on, and likely result in the failure of, our business.

Our stockholders may realize little or no value from the divestiture of our stem cell assets, and as a result our stock price may decline, we could be subject to litigation, and our business may be adversely affected.

     The completion of our obligations under the Contribution Agreement among us, BioTime and Asterias to effect the Series A Distribution is subject to numerous risks and uncertainties. We may be unable to complete, on a timely basis or at all, the pro rata distribution by us of the Asterias Series A common stock received by us from Asterias under the Contribution Agreement or we may be unable to pay, in a timely manner or at all, cash in lieu of either fractional shares or shares that would otherwise be distributed to stockholders in certain excluded jurisdictions, in each case as contemplated by the Contribution Agreement. Prior to our ability to set a record date for the Series A Distribution, we must receive notice from BioTime and Asterias that certain securities registration or qualification requirements have been met by them, including notice that the registration statement that Asterias filed with the SEC covering the Series A Distribution has been declared effective by the SEC and is otherwise available to effect the Series A Distribution, which may not occur on a timely basis or at all. In this regard, our ability to effect the Series A Distribution has been delayed beyond our expectations, and we have no control over when and whether the Asterias registration statement will ultimately be declared effective by the SEC and available to us in order to effect the Series A Distribution. Likewise, Asterias may be unable to distribute to the Asterias Series A stockholders the BioTime Warrants received by them from BioTime under the Contribution Agreement. These anticipated distributions may be further delayed, perhaps substantially, or precluded altogether for a variety of reasons, including the failure of BioTime and/or Asterias to obtain or maintain required federal and state registrations and qualifications necessary to enable us to effect the Series A Distribution and/or to enable Asterias to complete the distribution of the BioTime Warrants.

     In addition, there is currently no existing public market for either the Asterias Series A common stock (or any other Asterias securities) or the BioTime Warrants, and there can be no assurance that an active public market for either the Asterias Series A common stock or BioTime Warrants will ever develop. The absence of an active public market for these securities would make it difficult for holders of Asterias Series A common stock to sell their shares of Asterias Series A common stock or BioTime Warrants and would adversely affect the value of the Asterias Series A common stock and the BioTime Warrants. While Asterias plans to arrange for the trading of the Asterias Series A common stock on the OTC Bulletin Board upon the completion of the Series A Distribution, if it occurs, the Asterias Series A common stock may be thinly traded or not at all, and may be subject to the SEC’s “penny stock” rules that impose restrictive sales practice requirements on broker-dealers who sell penny stocks and provide for certain additional disclosure requirements in connection with the sale of penny stocks. These rules may have the effect of reducing the level of trading activity for the Asterias Series A common stock. In addition, until such time as the Asterias Series A common stock is listed on a national securities exchange, which may never occur, applicable state securities laws may restrict the states in which and conditions under which Geron stockholders who receive shares of Asterias Series A common stock in the Series A Distribution (if it occurs) can sell such shares. For these and other reasons, if the anticipated Series A Distribution occurs, Geron stockholders may not be able to sell their shares of Asterias Series A common stock in a timely manner or at an orderly market price, if at all, and Geron stockholders may otherwise find it difficult to sell their Asterias Series A common stock. In addition, Asterias is a newly organized, development stage company in the start-up phase, and has only recently commenced its operations. To date, Asterias’ operations have been primarily limited to organizing and staffing its company and completing the acquisition of our former stem cell assets. Accordingly, it is difficult if not impossible to predict Asterias’ future performance or to evaluate its business and prospects. For these and other reasons, any value ascribed to the Asterias Series A common stock or the BioTime Warrants is highly speculative and an investment decision in our common stock should be based solely on an evaluation of our company, its business and its prospects.

     The anticipated distributions of the Asterias Series A common stock by us, and the BioTime Warrants by Asterias, and related transactions, as well as the asset contribution transaction itself, could also result in litigation against us, including litigation arising from or related to the value, if any, from the Asterias Series A common stock and/or the BioTime Warrants or our role as a named underwriter with respect to the Series A Distribution, or litigation based on other matters related to the Contribution Agreement or the transactions contemplated thereby. For example, some of our investors purchased shares of our common stock because they were interested in the opportunities presented by our human embryonic stem cell programs. Thus, certain stockholders may attribute substantial financial value to our stem cell assets. If our stockholders believe that the financial value which is or may be received by us or them from the divestiture of our former stem cell assets is inadequate, our stock price may decline and litigation may occur. Likewise, those Geron stockholders residing in certain excluded jurisdictions will not receive any Asterias Series A common stock or BioTime Warrants in the distributions should they occur, and will receive only cash instead, which may be viewed as inadequate, and which will result in those Geron stockholders having no continuing interest in our divested human embryonic stem cell programs as stockholders or otherwise, which could also result in litigation against us. As a result of these and other factors, we may be exposed to a number of risks, including declines or fluctuations in our stock price, additional advisor and legal fees, and distractions to our management caused by activities undertaken in connection with resolving any disputes related to the transaction. The occurrence of any one or more of the above could have an adverse impact on our business and financial condition.

RISKS RELATED TO CLINICAL AND COMMERCIALIZATION ACTIVITIES

The ability to conduct and complete planned and potential future Geron-sponsored or any investigator-sponsored trials of imetelstat on a timely basis is subject to risks and uncertainties related to factors such as performance by investigator-sponsors, availability of drug supply, patient enrollment, and regulatory authorization.

     Delays or terminations of our planned and potential future clinical trials and of investigator-sponsored trials could be caused by matters such as:

  lack of effectiveness of imetelstat during clinical trials or results that do not demonstrate statistically significant efficacy;

  safety issues, side effects or dose-limiting toxicities, including any additional or more severe safety issues related to imetelstat which may be observed in Geron-sponsored or investigator-sponsored trials, whether or not in the same indications or therapeutic areas;

  disruptions due to drug supply or quality issues;

  failure by independent physicians conducting existing or future investigator-sponsored trials of imetelstat to timely commence, enroll, complete or report data from such investigator-sponsored trials;

  not receiving timely regulatory clearances or approvals in any jurisdiction, whether within or outside of the United States, including, for example, not receiving acceptance of new manufacturing specifications or procedures or clinical trial protocol amendments by regulatory authorities, or not otherwise obtaining regulatory clearance to commence subsequent clinical trials;

  not receiving timely institutional review board or ethics committee approval of clinical trial protocols or protocol amendments;

  delays in patient enrollment due to size and nature of patient population, nature of protocols, proximity of patients to clinical sites, availability of effective treatments for the relevant disease and eligibility criteria for the trial;

  difficulty in obtaining or accessing necessary clinical data, including from the Myelofibrosis IST, which may result in incomplete data sets;

  unavailability of any study-related treatment (including comparator therapy);

  lack of adequate funding to continue any clinical trial, including funding requirements resulting from unforeseen costs due to enrollment delays or discontinued participation by patients;

  issues with key vendors of clinical services, such as contract research organizations and laboratory service providers; or

  governmental or regulatory delays, information requests, clinical holds, and changes in regulatory requirements, policies and guidelines.

     Our enrollment goals for future clinical trials of imetelstat, including our planned Phase 2 clinical trial in MF, and the enrollment goals of independent physicians conducting existing or future investigator-sponsored trials of imetelstat, may not be met. In addition, our inability to retain, or the inability of independent physicians conducting investigator-sponsored trials of imetelstat to retain, patients who have enrolled in a clinical trial but may be prone to withdraw due to side effects from imetelstat, lack of efficacy or personal issues, or who are lost to further follow-up, could result in clinical trial delays, the inability to complete clinical trials, or incomplete data sets. Further, any of our future clinical trials may be overseen by an internal safety monitoring committee, or ISMC, and an ISMC may determine to delay or suspend one or more of these trials due to safety or futility findings based on events occurring during a clinical trial. Data that we receive from independent physician investigators may be flawed or incomplete if the investigators fail to follow appropriate clinical or quality practices. Delays in timely completion of clinical testing of imetelstat, in clinical trials conducted by us or by independent physician investigators could increase research and development costs and could prevent or would delay us from obtaining regulatory approval for imetelstat, both of which would likely have a material adverse effect on our business. In addition, future Geron-sponsored clinical development of imetelstat is highly dependent on the results of existing and potential future investigator-sponsored trials of imetelstat in hematologic myeloid malignancies, including the Myelofibrosis IST. Accordingly, a delay in the timely completion of or reporting of data from the Myelofibrosis IST could have a material adverse effect on our ability to further develop imetelstat or to advance imetelstat to subsequent clinical trials. Also, adverse safety results from investigator-sponsored trials of imetelstat, including those results that have been reported and those that may in the future be reported from the Myelofibrosis IST, could delay or prevent the initiation or continuation of Geron-sponsored clinical development of imetelstat.

Delays in the initiation of, or our inability to initiate, subsequent clinical trials of imetelstat could result in increased costs to us and would delay our ability to generate or prevent us from generating revenues.

     To date, we have not initiated any clinical trials evaluating imetelstat in any hematologic myeloid malignancies (other than ET), including MF. We are currently focused on the development of imetelstat in hematologic myeloid malignancies, other than ET, and future Geron-sponsored clinical development of imetelstat is highly dependent on the results of existing and potential future investigator-sponsored trials of imetelstat in hematologic myeloid malignancies, including the Myelofibrosis IST. Because investigator-sponsored trials are not Geron-sponsored trials, the clinical testing of imetelstat in investigator-sponsored trials requires us to rely on the applicable investigator’s design and conduct of the trial, which we do not control, and it is possible that the FDA or other regulatory agencies will not view these investigator-sponsored trials, including the Myelofibrosis IST, as providing adequate support for future clinical trials, whether controlled by us or third parties, for any one or more reasons, including elements of the design or execution of these investigator-sponsored trials or safety concerns or other trial results. Accordingly, failure by physician investigators to properly design or conduct existing or potential future investigator-sponsored trials of imetelstat could produce results that might delay or prevent us from advancing imetelstat into further clinical development. In addition, we do not have control over the timing and reporting of the data from the Myelofibrosis IST or any other investigator-sponsored trials, nor do we own the data from the trials. Our arrangements with investigators may provide us certain information rights with respect to the trials, including access to and the ability to use and reference the data, including for our own regulatory filings, resulting from the trials. If these obligations are breached by the investigators, or if the data prove to be inadequate compared to the first-hand knowledge we might have gained had the trials been Geron-sponsored clinical trials, or if the data cannot be audited or verified by us, then our ability to design and conduct any Geron-sponsored clinical trials may be adversely affected. Additionally, the FDA or other regulatory agencies may disagree with our interpretation of preclinical, manufacturing, or clinical data generated by any investigator-sponsored trials. If so, the FDA or other regulatory agencies may require us to obtain and submit additional preclinical, manufacturing, or clinical data before we may initiate potential future Geron-sponsored clinical trials of imetelstat and/or may not accept such additional data as adequate to initiate any such Geron-sponsored clinical trials. Further, if we are unable to verify, confirm or replicate the results from the Myelofibrosis IST or if negative results are obtained, we would likely be further delayed or prevented from advancing imetelstat into further clinical development and might decide to discontinue our development of imetelstat, which would severely harm our business and prospects, and could potentially cause us to cease operations.

     In addition to the matters discussed above, the commencement of subsequent clinical trials for imetelstat could be delayed or abandoned for a variety of reasons, including as a result of failures or delays in:

  commencement, enrollment or completion of clinical trials conducted by physician investigators conducting investigator-sponsored trials, or independent physician investigators promptly or adequately reporting data from such trials;

  demonstrating sufficient safety and efficacy in Phase 2 clinical trials conducted by us or by independent physician investigators to obtain regulatory clearance to commence subsequent clinical trials;

  obtaining sufficient funding;

  manufacturing sufficient quantities of imetelstat;

  producing imetelstat in a manner that meets the quality standards of the FDA and other regulatory agencies;

  ensuring our ability to manufacture imetelstat at acceptable costs for Phase 3 clinical trials and commercialization;

  obtaining clearance or approval of proposed trial designs or manufacturing specifications from the FDA and other regulatory authorities;

  reaching agreement on acceptable terms and on a timely basis, if at all, with collaborators and vendors located in the United States or in foreign jurisdictions, including contract research organizations, laboratory service providers, and the trial sites, on all aspects of clinical trials;

  obtaining institutional review board or ethics committee approval to conduct a clinical trial at a prospective site; and

  securing and successfully screening appropriate subjects for participation in clinical trials.

The occurrence of any of these events could adversely affect our ability to initiate, maintain or successfully complete subsequent clinical trials, including our planned Phase 2 clinical trial of imetelstat in MF, which could increase our development costs or our ability to generate revenues could be impaired, either of which could adversely impact our financial results and have a material adverse effect on our business.

We may not be able to manufacture imetelstat at costs or scales necessary to conduct our clinical trials or potential future commercialization activities.

     Imetelstat is likely to be more expensive to manufacture than most other treatments currently available today or that may be available in the future. The commercial cost of manufacturing imetelstat will need to be significantly lower than our current costs in order for imetelstat to become a commercially successful product. Oligonucleotides are relatively large molecules produced using complex chemistry, and the cost of manufacturing an oligonucleotide like imetelstat is greater than the cost of making typical small-molecule drugs. Our present imetelstat manufacturing processes are conducted at a relatively modest scale appropriate for our ongoing Phase 2 clinical trials and investigator-sponsored trials for which we provide clinical drug supply. We may not be able to achieve sufficient scale increases or cost reductions necessary for successful commercial production of imetelstat. Additionally, given the complexities of our manufacturing processes, the resulting costs that we incur to conduct our clinical trials may be higher than for other comparable treatments, requiring us to expend relatively larger amounts of cash to complete our clinical trials, which would negatively impact our financial condition and could increase our need for additional capital.

Manufacturing imetelstat is subject to process and technical challenges and regulatory risks.

     We face numerous risks and uncertainties with regard to manufacturing imetelstat. Regulatory requirements for oligonucleotide products are less well-defined than for small-molecule drugs, and there is no guarantee that we will achieve sufficient product quality standards required for Phase 3 clinical trials or for commercial approval and manufacturing of imetelstat. Changes in our manufacturing processes or formulations for imetelstat that may be made during later stages of clinical development, including during Phase 3 clinical trials, may result in regulatory delays, the need for further clinical trials, rejection of a marketing application, or limitation on marketing authorization by regulatory authorities, which would result in a material adverse effect on our business.

We have never conducted large-scale, Phase 3 clinical trials, nor do we have experience as a company in those areas required for the successful commercialization of imetelstat.

     We have never conducted large-scale, Phase 3 clinical trials. We cannot be certain that any large-scale, Phase 3 clinical trials will begin or be completed on time, if at all. In order to initiate large-scale, randomized, Phase 3 clinical trials, we will need to complete one or more Geron-sponsored Phase 2 clinical trials with positive data generated from those trials. Phase 3 clinical trials also will require additional financial and management resources and reliance on third-party clinical investigators, clinical research organizations, lab service providers, trial sites and consultants. Relying on third-party clinical investigators or clinical research organizations may cause delays that are outside of our control. Any such delays could have a material adverse effect on our business.

     We also do not have commercialization capabilities for imetelstat, and we will need to establish sales, marketing and distribution capabilities or establish and maintain agreements with third parties to market and sell imetelstat. Developing internal sales, marketing and distribution capabilities is an expensive and time-consuming process. We may not be able to enter into third-party sales, marketing and distribution agreements on terms that are economically attractive, or at all. Even if we do enter into such agreements, these third parties may not successfully market or distribute imetelstat, which may materially harm our business.

Obtaining regulatory approvals to develop and market imetelstat in the United States and other countries is a costly and lengthy process, and we cannot predict whether or when we will be permitted to develop and commercialize imetelstat.

     Federal, state and local governments in the United States and governments in other countries have significant regulations in place that govern many of our activities and may prevent us from successfully conducting our development efforts or from commercializing imetelstat. The regulatory process, particularly for a biopharmaceutical product candidate like imetelstat, is uncertain, can take many years and requires the expenditure of substantial resources.

     Prior to submission of any regulatory application seeking approval to commence commercial sales of imetelstat, we will be required to conduct extensive preclinical and clinical testing. For example, based on input from the FDA, investigators, and experts, the goals for our planned Phase 2 clinical trial in MF are to define and validate the key components of a composite remission endpoint appropriate for one or more randomized Phase 3 clinical trials that could be designed to potentially support full regulatory approval, and to identify the appropriate dosing regimen designed to optimize the benefit-risk profile of imetelstat. We expect the components of a composite remission endpoint to be based on the IWG-MRT criteria. The IWG-MRT criteria were established as a consensus among a group of academic experts, including the investigator for the Myelofibrosis IST and investigators for clinical trials of Jakafi® and other compounds in development for MF, in order to assess responses to investigational agents in clinical trials, but not as a regulatory endpoint to support marketing approval. Therefore, in our planned Phase 2 clinical trial in MF, we expect to modify some or all of the components of complete and partial remissions that are described in the IWG-MRT criteria to enable more objective, rigorous or reproducible measurement or assessment of responses, for example, by possibly using a central facility to review bone marrow histology, imaging to confirm reduction in splenomegaly, and/or a patient reporting tool to assess symptoms. If the FDA or other regulatory agencies do not agree that any data generated from our planned Phase 2 clinical trial in MF enabled us to identify or validate the components of an appropriate composite remission endpoint, or to identify an appropriate dosing regimen, we would likely be precluded from proceeding directly to one or more Phase 3 clinical trials in MF, which would significantly delay our development timeline or could preclude us from further developing imetelstat altogether, any of which would have a material adverse effect on our business. Similarly, if our interpretation of safety and efficacy data obtained from preclinical and clinical studies varies from interpretations by the FDA or regulatory authorities in other countries, this would likely delay, limit or prevent further development and approval of imetelstat and have a material adverse effect on our business. For example, the FDA and regulatory authorities in other countries may require more or different data than what is expected to be generated from the planned Geron-sponsored Phase 2 clinical trial in MF. In addition, delays or rejections of regulatory approvals, or limitations in marketing authorizations, may be encountered as a result of changes in regulatory environment or regulatory agency policy during the period of product development and/or the period of review of any application for regulatory agency approval for imetelstat. We do not expect to receive regulatory approvals for imetelstat for many years, if at all.

     Imetelstat must receive all relevant regulatory agency approvals before it may be marketed in the United States or other countries. Obtaining regulatory approval is a lengthy, expensive and uncertain process. Because imetelstat involves the application of new technologies and a new therapeutic approach, it may be subject to substantial additional review by various government regulatory authorities, and, as a result, the process of obtaining regulatory approvals for imetelstat may proceed more slowly than for product candidates based upon more conventional technologies, and any approval that we may receive could limit the use of imetelstat.

     Delays in obtaining regulatory agency approvals or limitations in the scope of such approvals could:

  significantly harm the commercial potential of imetelstat;

  impose costly procedures upon our activities;

  diminish any competitive advantages that we may attain; or

  adversely affect our ability to receive royalties and generate revenues and profits.

Even if we commit the necessary time and resources, the required regulatory agency approvals may not be obtained for imetelstat. If we obtain regulatory agency approval for imetelstat, this approval may entail limitations on the indicated uses or other aspects of the product label for which it can be marketed that could limit the potential commercial use of imetelstat. The occurrence of any of these events could materially adversely affect our business.

Failure to achieve continued compliance with government regulation over our products, if any, could delay or halt commercialization of imetelstat, our sole product candidate.

     Approved products and their manufacturers are subject to continual review, and discovery of previously unknown problems with a product or its manufacturer may result in restrictions on the product or manufacturer, including importation, seizure and withdrawal of the product from the market. The future sale by us of any commercially viable product will be subject to government regulation related to numerous matters, including the processes of:

  manufacturing;

  advertising and promoting;

  selling and marketing;

  labeling; and

  distribution.

If, and to the extent that, we are unable to comply with these regulations, our ability to earn revenues from product sales will be materially and negatively impacted.

     Failure to comply with regulatory requirements can result in severe civil and criminal penalties, including but not limited to:

  recall or seizure of products;

  injunction against the manufacture, distribution, sales and marketing of products; and

  criminal prosecution.

The imposition of any of these penalties or other commercial limitations could significantly impair our business, financial condition and results of operations.

RISKS RELATED TO OUR FINANCIAL POSITION AND NEED FOR ADDITIONAL FINANCING

We have a history of losses and anticipate continued future losses, and our continued losses could impair our ability to sustain operations.

     We have incurred operating losses every year since our operations began in 1990. As of September 30, 2013, our accumulated deficit was approximately $883.5 million. Losses have resulted principally from costs incurred in connection with our research and development activities and from general and administrative costs associated with our operations. We expect to incur additional operating losses and, as our clinical development activities continue, our operating losses may increase in size.

     Substantially all of our revenues to date have been research support payments under collaboration agreements and milestones, royalties and other revenues from our licensing arrangements. We may be unsuccessful in entering into any new corporate collaboration or license agreements that result in revenues, or existing collaboration agreements or license arrangements may be terminated or expire. Any revenues generated from ongoing collaboration agreements and revenues from our licensing arrangements will not be sufficient alone to continue or expand our research or development activities and otherwise sustain our operations.

     We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. This will result in decreases in our working capital, total assets and stockholders’ equity, which may not be offset by future financings. We will need to generate significant revenues to achieve profitability. We may not be able to generate these revenues, and we may never achieve profitability. Our failure to achieve profitability could negatively impact the market price of our common stock and our ability to sustain operations. Even if we do become profitable, we may not be able to sustain or increase profitability on a quarterly or annual basis.

We will continue to need substantial additional capital to conduct our operations and develop imetelstat, and our ability to obtain the necessary funding is uncertain.

     Although we anticipate completing the public offering of our common stock announced on January 30, 2014, we will nonetheless continue to require substantial capital resources in order to conduct our operations and develop imetelstat, and we cannot assure you that our existing capital resources, equipment financing arrangement, future interest income and potential future sales of our common stock, including pursuant to our At-The-Market Sales Agreement with MLV & Co, LLC, will be sufficient to fund future planned operations. The timing and degree of any future capital requirements will depend on many factors, including:

  the accuracy of the assumptions underlying our estimates for our capital needs for 2014 and beyond;

  changes in our clinical development plans for imetelstat;

  our ability to meaningfully reduce manufacturing costs of imetelstat;

  the magnitude and scope of our imetelstat research and development program, including the number of indications we intend to pursue;

  the progress made, if any, in our imetelstat research and development program, including our potential future clinical trials and existing or future investigator-sponsored trials;

  our ability to establish, enforce and maintain strategic arrangements for research, development, clinical testing, manufacturing and marketing of imetelstat;

  the time and costs involved in obtaining regulatory clearances and approvals; and

  the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims.

     In addition, changes in our business may occur that would consume available capital resources sooner than we expect. Additional financing through strategic collaborations, public or private equity financings, capital lease transactions or other financing sources may not be available on acceptable terms, or at all. We may raise equity capital at a stock price or on other terms that could result in substantial dilution of ownership for our stockholders. The receptivity of the public and private equity markets to proposed financings is substantially affected by the general economic, market and political climate and by other factors which are unpredictable and over which we have no control. Our ability to raise additional funds may be severely impaired if our product candidate, imetelstat, fails to show adequate safety or efficacy in ongoing or potential subsequent clinical trials, including in the Myelofibrosis IST and other investigator-sponsored trials.

     Further, in the event that we obtain additional funds through arrangements with collaborative partners, these arrangements may require us to relinquish some or all of our rights to imetelstat, which could adversely affect our future business or operations.

     If sufficient capital is not available, we may be required to delay, reduce the scope of, suspend or eliminate some or all of the elements of our imetelstat program, any of which could have a material adverse effect on our business.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

     Under Section 382 of the Code, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes (such as research tax credits) to offset its post-change taxable income or taxes may be limited. Changes in our stock ownership, some of which are outside of our control, may have resulted or could in the future result in an ownership change. If a limitation were to apply, utilization of a portion of our domestic net operating loss and tax credit carryforwards could be limited in future periods. In addition, a portion of the carryforwards may expire before being available to reduce future income tax liabilities.

RISKS RELATED TO PROTECTING OUR INTELLECTUAL PROPERTY

Our success will depend on our ability to protect our technologies and our product candidate, imetelstat, through patents and other intellectual property rights and to operate without infringing the rights of others.

     Protection of our proprietary technology is critically important to our business. Our success will depend in part on our ability to obtain, enforce and extend our patents and maintain trade secrets, both in the United States and in other countries. If we are unsuccessful in either of these regards, the value of our technologies and imetelstat will be adversely affected, and we may be unable to continue our development of imetelstat. By way of example, we do not yet have issued compound patent coverage for imetelstat in Europe after 2020. Further, our patents may be challenged, invalidated or circumvented, and our patent rights may not provide proprietary protection or competitive advantages to us. In the event that we or our licensors are unsuccessful in obtaining and enforcing patents, we may not be able to further develop or commercialize imetelstat and our business may be negatively impacted, and we may be unable to continue our operations.

     Publication of discoveries in scientific or patent literature tends to lag behind actual discoveries by at least several months and sometimes several years. Therefore, the persons or entities that we or our licensors name as inventors in our patents and patent applications may not have been the first to invent the inventions disclosed in the patent applications or patents, or the first to file patent applications for these inventions. As a result, we may not be able to obtain patents for discoveries that we otherwise would consider patentable and that we consider to be extremely significant to our future success.

     The patent positions of pharmaceutical and biopharmaceutical companies, including ours, are highly uncertain and involve complex legal and technical questions. In particular, legal principles for biotechnology and pharmaceutical patents in the United States and in other countries are evolving, and the extent to which we will be able to obtain patent coverage to protect our technologies and imetelstat, or enforce issued patents, is uncertain. If we infringe the patents of others, we may be blocked from continuing development work or be required to obtain licenses on terms that may impact the value of imetelstat or cause it to be commercially impracticable.

     In addition, on September 16, 2011, the Leahy-Smith America Invents Act, or the AIA, was signed into law. The AIA includes a number of significant changes to United States patent law. These include provisions that affect the way patent applications will be prosecuted and may affect patent litigation. The United States Patent and Trademark Office, or the Patent Office, has developed new and untested regulations and procedures to govern the full implementation of the AIA. Many of the substantive changes to patent law associated with the AIA, and in particular, the first to file provisions, became effective on March 16, 2013. For example, under the AIA, patent rights are awarded to the first inventor to file a patent application with respect to a particular invention. Thus, after March 16, 2013, our ability to protect our patentable intellectual property depends, in part, on our ability to be the first to file patent applications with respect to our inventions. Delay in the filing of a patent application for any purpose, including further development or refinement of an invention, may result in the risk of loss of patent rights. The AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.

     The U.S. Supreme Court, or the Court, has also issued decisions for which the full impact is not yet understood. On June 13, 2013, in Association for Molecular Pathology v. Myriad Genetics, Inc. the Court held that claims to isolated genomic DNA were not patentable subject matter, but claims to complementary DNA (cDNA) molecules were patentable subject matter. The effect of the decision on patents for other isolated natural products is uncertain. On March 20, 2012, in Mayo Collaborative Services, DBA Mayo Medical Laboratories, et al. v. Prometheus Laboratories, Inc., the Court held that several claims drawn to measuring drug metabolite levels from patient samples and correlating them to drug doses were not patentable subject matter. The decision has created uncertainty around the ability to patent certain biomarker-related method patents. These decisions have increased the uncertainty with regard to our ability to obtain patents in the future as well as the value of current and future patents, once obtained. Depending on decisions by the U.S. federal courts and the Patent Office, the interpretation of laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents, all of which could have a material adverse effect on our business.

Challenges to our patent rights can result in costly and time-consuming legal proceedings that may prevent or limit development of imetelstat.

     Our patents may be challenged through administrative or judicial proceedings. Such proceedings are typically lengthy and complex, and an adverse decision can result in the loss of important patent rights. For example, where more than one party seeks U.S. patent protection for the same technology, the Patent Office may declare an interference proceeding in order to ascertain the party to which the patent should be issued. Patent interferences are typically complex, highly contested legal proceedings, subject to appeal. They are usually expensive and prolonged, and can cause significant delay in the issuance of patents. Our pending patent applications, or our issued patents, may be drawn into interference proceedings or be challenged through post-grant review procedures, which may delay or prevent the issuance of patents, or result in the loss of issued patent rights.

     Under the AIA, interference proceedings have been eliminated for patent applications filed on or after March 16, 2013, and have been replaced with other types of proceedings, including derivation proceedings. The AIA also includes post-grant review procedures subjecting U.S. patents to post-grant review procedures similar to European oppositions. U.S. patents owned or licensed by us may therefore be subject to post-grant review procedures, as well as other forms of review and re-examination. A decision in such proceedings adverse to our interests could result in the loss of valuable patent rights and negatively impact our business.

     Certain jurisdictions, such as Europe, New Zealand and Australia, permit oppositions to be filed against granted patents or patents proposed to be granted. Because our intent is to commercialize imetelstat internationally if approved for commercial sale, securing both proprietary protection and freedom to operate outside of the United States is important to our business. We have been involved in both opposing the grant of patents to others through such opposition proceedings and in defending our patent applications against oppositions filed by others.

     These proceedings required significant time and costs required to protect our intellectual property rights. If we are unable to commit these types of resources for our imetelstat patent rights, we could be prevented or limited in the development of imetelstat, which would have a material adverse effect on our business.

     For example, we have been involved in several patent oppositions before the European Patent Office, or EPO, with a series of companies (GemVax, Pharmexa and KAEL-GemVax) developing GV1001, a cancer vaccine that employs a short telomerase peptide to induce an immune response against telomerase. Pharmexa originally obtained a European patent with broad claims to the use of telomerase vaccines for the treatment of cancer. We opposed that patent and during the opposition proceedings and subsequent appeal the original claims were revoked and, new, narrower claims of the Pharmexa patent were allowed. In February 2010 and in March 2012, GemVax, AS, a company related to KAEL-GemVax, was granted two further related European patents covering its telomerase peptide vaccine, which we also opposed. In March 2013, GemVax, AS amended certain patent claims in these two patents to narrow their scope, and we withdrew our oppositions to GemVax’s patents. On appeal, the Opposition Division, or OD, has approved the amended claims for one patent, and we are waiting for a decision on the other patent.

     As more groups become engaged in scientific research and product development in the areas of telomerase biology, the risk of our patents or patents that we have in-licensed being challenged through patent interferences, derivation proceedings, oppositions, re-examinations, litigation or other means will likely increase. Challenges to our patents through these procedures can be extremely expensive and time-consuming, even if the outcome is favorable to us. An adverse outcome in a patent dispute could severely harm our business by:

  causing us to lose patent rights in the relevant jurisdiction(s);

  subjecting us to litigation, or otherwise preventing us from commercializing imetelstat in the relevant jurisdiction(s);

  requiring us to obtain licenses to the disputed patents;

  forcing us to cease using the disputed technology; or

  requiring us to develop or obtain alternative technologies.

We may be subject to infringement claims that are costly to defend, and which may limit our ability to use disputed technologies and prevent us from pursuing research and development or commercialization of imetelstat.

     Our commercial success depends upon our ability to develop, manufacture, market and sell imetelstat without infringing or otherwise violating the intellectual property and other proprietary rights of third parties. There is considerable intellectual property litigation in the biotechnology and pharmaceutical industries, and many pharmaceutical companies, including our competitors, have substantial patent portfolios. For example, we are aware that certain potential competitors have or may be prosecuting broad patent estates, and while we believe these patents will expire before imetelstat is commercialized and/or that these patents are invalid and/or would not be infringed by the manufacture, use or sale of imetelstat, it is possible that the owner of these patents will assert claims against us in the future. In addition, we may not be aware of all intellectual property rights potentially relating to imetelstat and its uses. Thus, we do not know with certainty that imetelstat, or our intended commercialization thereof, does not and will not infringe or otherwise violate any third party’s intellectual property. Any infringement claims against us would likely be expensive to resolve, and if we are unable to resolve these successfully, could subject us to an injunction which would prevent us from commercializing imetelstat, and could also require us to pay substantial damages. In addition to infringement claims, in the future we may also be subject to other claims relating to intellectual property, such as claims that we have misappropriated the trade secrets of third parties.

     In addition, we may become aware of discoveries and technologies controlled by third parties that are advantageous to developing imetelstat. In the event our technologies infringe the rights of others or we require the use of discoveries and technologies controlled by third parties, we may be prevented from pursuing research, development or commercialization of imetelstat, or may be required to obtain licenses to those patents or other proprietary rights or develop or obtain alternative technologies. We initiate negotiations for licenses to other technologies as the need or opportunity arises. We may not be able to obtain a license to a technology required for the research, development or commercialization of imetelstat on commercially favorable terms, or at all, or our licenses may be terminated on certain grounds, including as a result of our failure to comply with our obligations under such licenses. If we do not obtain a necessary license or if such a license is terminated, we may need to redesign our technologies or obtain rights to alternate technologies, which may not be possible, and even if possible, could cause delays in our development efforts for imetelstat. In cases where we are unable to license necessary technologies, we could be subject to litigation and prevented from developing imetelstat. Our failure to obtain alternative technologies or a license to any technology that we may require to research, develop or commercialize imetelstat would significantly and negatively affect our business. We expect that as imetelstat continues to progress in development, we will see more efforts by others to obtain patents that are positioned to cover imetelstat. Our success therefore depends significantly on our ability to operate without infringing patents and the proprietary rights of others.

Much of the information and know-how that is critical to our business is not patentable, and we may not be able to prevent others from obtaining this information and establishing competitive enterprises.

     We sometimes rely on trade secrets to protect our proprietary technology, especially in circumstances in which we believe patent protection is not appropriate or available. We attempt to protect our proprietary technology in part by confidentiality agreements with our employees, consultants, collaborators and contractors. We cannot provide assurance that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by competitors, any of which would harm our business significantly.

RISKS RELATED TO OUR RELATIONSHIPS WITH THIRD PARTIES

We depend on other parties to help us develop and test imetelstat, and our ability to develop and commercialize imetelstat may be impaired or delayed if collaborations are unsuccessful.

     Our strategy for the development, clinical testing and commercialization of imetelstat may require us to enter into collaborations with clinical research organizations, investigators, vendors, clinical trial sites, corporate partners, licensors, licensees and others. We are dependent upon the ability of these parties to perform their responsibilities reliably. By way of example, we have contracted with two clinical research organizations that are primarily responsible for the execution of clinical site related activities for our ongoing imetelstat Phase 2 clinical trials, including clinical trial site monitoring activities. In addition, for our imetelstat program, we have contracted with a single vendor to develop and maintain the clinical database and a single vendor to maintain our safety database. For any future clinical trials of imetelstat that may be conducted by us, we may rely on new or different vendors, or other third parties, with which we may have little or no prior experience.

     Accordingly, if the performance of these services is not of the highest quality, or does not achieve necessary regulatory compliance standards, or if such organization or vendor stops or delays its performance for any reason, it would impair and delay our ability to report data from our clinical trials and make the necessary representations to regulatory authorities, if at all. In addition, licensors or licensees could terminate their agreements with us, and we may not receive any development or milestone payments. If we do not achieve milestones or perform diligence obligations set forth in agreements that we have entered into with others, or if our licensors or licensees breach or terminate their agreements with us, our business may be materially harmed.

     Our imetelstat development strategy is also highly dependent on the results of existing and potential future investigator-sponsored trials of imetelstat in hematologic myeloid malignancies, including the Myelofibrosis IST. We have been informed by Mayo Clinic that the Myelofibrosis IST has been closed to new patient enrollment effective January 22, 2014. Because investigator-sponsored trials are not Geron-sponsored trials, the clinical testing of imetelstat in investigator-sponsored trials requires us to rely on the applicable investigator’s design and conduct of the trial, which we do not control, and it is possible that the FDA or other regulatory agencies will not view these investigator-sponsored trials, including the Myelofibrosis IST, as providing adequate support for future clinical trials, whether controlled by us or third parties, for any one or more reasons, including elements of the design or execution of these investigator-sponsored trials or safety concerns or other trial results. Accordingly, failure by physician investigators to properly design or conduct existing or potential future investigator-sponsored trials of imetelstat could produce results that might delay or prevent us from advancing imetelstat into further clinical development. In addition, we do not have control over the timing and reporting of the data from the Myelofibrosis IST or any other investigator-sponsored trials, nor do we own the data from the trials. Our arrangements with investigators may provide us certain information rights with respect to the trials, including access to and the ability to use and reference the data, including for our own regulatory filings, resulting from the trials. If these obligations are breached by the investigators, or if the data prove to be inadequate compared to the first-hand knowledge we might have gained had the trials been Geron-sponsored clinical trials, or if the data cannot be audited or verified by us, then our ability to design and conduct any Geron-sponsored clinical trials may be adversely affected. Additionally, the FDA or other regulatory agencies may disagree with our interpretation of preclinical, manufacturing, or clinical data generated by any investigator-sponsored trials. If so, the FDA or other regulatory agencies may require us to obtain and submit additional preclinical, manufacturing, or clinical data before we may initiate potential future Geron-sponsored clinical trials of imetelstat and/or may not accept such additional data as adequate to initiate any such Geron-sponsored clinical trials. Further, if we are unable to verify, confirm or replicate the results from the Myelofibrosis IST or if negative results are obtained, we would likely be further delayed or prevented from advancing imetelstat into further clinical development and might decide to discontinue our development of imetelstat, which would severely harm our business and prospects, and could potentially cause us to cease operations.

Our ability to manufacture imetelstat is uncertain because we must rely on third parties for manufacturing.

     We rely on other companies for certain process development, supply of starting materials, manufacturing of drug substance and drug product or other technical and scientific work with respect to imetelstat, but we do not have direct control over their personnel or operations. We rely on these manufacturers to produce and deliver sufficient quantities of imetelstat to support our clinical trials, including investigator-sponsored clinical trials, on a timely basis and to comply with applicable regulatory requirements. If these companies do not perform the work which they are contracted to perform, fail to comply with applicable cGMP regulations do not complete the work within the expected timelines, or if they fail to produce materials which are suitable for use in clinical trials or choose to exit the business, our ability to develop or manufacture imetelstat could be significantly harmed. For example, we may need to change one or more of our suppliers due to these or other reasons and the change could lead to delays in drug supply. Manufacturing delays could adversely impact the initiation or completion of ongoing or future clinical trials, including investigator-sponsored trials.

     In addition, our manufacturers may need to make substantial investments to enable sufficient capacity increases and cost reductions, and to implement those regulatory and compliance standards necessary for successful Phase 3 clinical trials and commercial production. Our manufacturers may not be able to achieve such capacity increases, cost reductions, or regulatory and compliance standards, and even if they do, such achievements may not be at a commercially reasonable cost to us. We have not established long-term manufacturing commitments, and changing manufacturers may be prolonged and difficult due to inherent technical complexities, and because the number of potential manufacturers is limited. It may be difficult or impossible for us to find a replacement manufacturer on acceptable terms, or at all.

     There are other risks and uncertainties that we face with respect to manufacturing. For example, one of our suppliers of active pharmaceutical ingredient for imetelstat is currently restricted by the FDA from importing materials into the United States. As another example, certain commonly used reagents and solvents may experience market shortages and, if these shortages occur, they may adversely impact our ability to manufacture imetelstat.

Our reliance on investigators, consultants, research institutions, and scientific contractors whose activities are not wholly within our control may lead to delays in development of imetelstat.

     We rely extensively upon and have relationships with investigators, scientific consultants, collaborators, and contractors at academic, commercial and other institutions. Some of the investigators, scientific consultants, collaborators and contractors upon whom we rely conduct research and development activities at our request or initiate investigator-sponsored clinical trials to test imetelstat, and others assist us in formulating and/or executing our research and development and clinical and regulatory strategy or other matters related to imetelstat. These investigators, scientific consultants, collaborators and contractors are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. We have limited control over the activities of these investigators, scientific consultants, collaborators and contractors and, except as otherwise required by our collaboration and consulting agreements, can expect only limited amounts of their time to be dedicated to our activities. If any of these third parties are unable or refuse to contribute to projects on which we need their help, our ability to generate advances in our technologies and develop imetelstat could be significantly harmed.

RISKS RELATED TO COMPETITIVE FACTORS

The loss of key personnel could slow our ability to conduct research and develop imetelstat.

     Our future success depends to a significant extent on the skills, experience and efforts of our executive officers and key members of our clinical and scientific staff. We face intense competition for qualified individuals from numerous pharmaceutical, biopharmaceutical and biotechnology companies, as well as academic and other research institutions. The recent restructurings we implemented could have an adverse impact on our ability to retain and recruit qualified personnel or we may incur unanticipated inefficiencies caused by our reduced personnel resources. We may be unable to retain our current personnel or attract or assimilate other highly qualified management and scientific personnel in the future on acceptable terms. The loss of any or all of these individuals could harm our business and might significantly delay or prevent the achievement of research, development or business objectives.

Some of our competitors may develop technologies that are superior to or more cost-effective than ours, which may significantly impact the commercial viability of imetelstat and damage our ability to sustain operations.

     The pharmaceutical and biotechnology industries are intensely competitive. Other pharmaceutical and biotechnology companies and research organizations currently engage in or have in the past engaged in efforts related to the biological mechanisms that are the focus of our imetelstat program, including the study of telomeres, telomerase and our proprietary oligonucleotide chemistry, and the research and development of therapies for the treatment of hematologic myeloid malignancies. In addition, other products and therapies that could directly compete with imetelstat currently exist or are being developed by pharmaceutical and biopharmaceutical companies and by academic institutions, government agencies and other public and private research organizations.

     Many companies are developing alternative therapies to treat hematologic myeloid malignancies and, in this regard, are competitors of ours. For example, if approved for commercial sale for the treatment of MF, imetelstat would compete against Incyte Corporation’s ruxolitinib, or Jakafi®, which is orally administered. In clinical trials, Jakafi® reduced spleen size, abdominal discomfort, early satiety, bone pain, night sweats and itching in MF patients. Recently, there have also been reports of overall survival benefit as well as improvement in bone marrow fibrosis from Jakafi® treatment. Other treatment modalities for MF include hydroxyurea for the management of splenomegaly, leukocytosis, thrombocytosis and constitutional symptoms; splenectomy and splenic irradiation for the management of splenomegaly and co-existing cytopenias, or low blood cells; chemotherapy and pegylated interferon. Drugs for the treatment of MF-associated anemia include erythropoiesis-stimulating agents, androgens, danazol, corticosteroids, thalidomide and lenalidomide. There are other investigational treatments further along in development than imetelstat, such as momelitinib by Gilead Sciences, Inc. and pacritinib by Cell Therapeutics, Inc., which are currently in Phase 3 clinical trials, and other inhibitors of the JAK-STAT pathway, as well as several investigational treatments in early phase testing such as histone deacetylase inhibitors, inhibitors of heat shock protein 90, hypomethylating agents, PI3 Kinase and mTOR inhibitors, hedgehog inhibitors, anti-LOX2 inhibitors, recombinant pentraxin 2 protein, KIP-1 activators, TGF-beta inhibitors, FLT inhibitors, and other tyrosine kinase inhibitors.

     There are more than 200 approved anti-cancer products on the market in the United States, and several thousand in clinical development. Many of the pharmaceutical companies developing and marketing these competing products (e.g. Sanofi S.A., Bristol-Myers Squibb Company, Novartis AG, Incyte Corporation and Gilead Sciences, Inc.) have significantly greater financial, technical and human resources than we do, and greater expertise than we do in:

  research and development;

  manufacturing;

  preclinical and clinical testing;

  obtaining regulatory approvals; and

  marketing, sales and distribution.

     Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. We anticipate increased competition in the future as new companies explore treatments for hematologic myeloid malignancies, which may significantly impact the commercial viability of imetelstat. Academic institutions, government agencies and other public and private research organizations may also conduct research, seek patent protection and establish collaborative arrangements for research, clinical development and marketing of products similar to ours. These companies and institutions compete with us in recruiting and retaining qualified scientific and management personnel as well as in acquiring technologies complementary to our imetelstat program.

     In addition to the above factors, we expect to face competition in the following areas:

  product efficacy and safety;

  the timing and scope of regulatory consents;

  availability of resources;

  reimbursement coverage;

  price; and

  patent position, including potentially dominant patent positions of others.

     As a result of the foregoing, our competitors may develop more effective or more affordable products, or achieve earlier patent protection or product commercialization than us. Our competitors have developed, or are in the process of developing, technologies that are, or in the future may be, competitive to imetelstat. Some of these products may have an entirely different approach or means of accomplishing therapeutic effects similar to those demonstrated by imetelstat. Our competitors may develop products that are safer, more effective or less costly than imetelstat, or more convenient to administer to patients and, therefore, present a serious competitive threat to imetelstat. In addition, our competitors may price their products below what we may determine to be an acceptable price for imetelstat, may receive better third-party payor coverage and/or reimbursement, or may be more cost effective than imetelstat. Such competitive products or activities by our competitors may render imetelstat obsolete, which would negatively impact our business and ability to sustain operations.

To be successful, imetelstat must be accepted by the health care community, which can be very slow to adopt or unreceptive to new technologies and products.

     If approved for marketing, imetelstat may not achieve market acceptance since hospitals, physicians, patients or the medical community in general may decide not to accept and utilize imetelstat. If approved for commercial sale, imetelstat will compete with a number of conventional and widely accepted drugs and therapies manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of imetelstat will depend on a number of factors, including:

  our establishment and demonstration to the medical community of the clinical efficacy and safety of imetelstat;

  our ability to demonstrate that imetelstat is superior to alternatives currently on the market;

  our ability to establish in the medical community the potential advantage of imetelstat over alternative treatment methods;

  the label and promotional claims allowed by the FDA or other regulatory agencies for imetelstat, if any;

  sales, marketing and distribution support for imetelstat; and

  reimbursement policies of government and third-party payors.

     The established use of conventional products competitive with imetelstat may limit or preclude the potential for imetelstat to receive market acceptance upon any commercialization. We may be unable to demonstrate any pharmacoeconomic advantage for imetelstat compared to established or standard-of-care therapies, or newly developed therapies, for hematologic myeloid malignancies. Third-party payors may decide that any potential improvement that imetelstat may provide to clinical outcomes in hematologic myeloid malignancies is not adequate to justify the costs of treatment with imetelstat. If third-party payors do not view imetelstat as offering a better balance between clinical benefit and treatment cost compared to standard-of-care therapies or other treatment modalities currently in development, imetelstat may not be commercially viable. If the health care community does not accept imetelstat for any of the foregoing reasons, or for any other reason, our business would be materially harmed.

If we fail to obtain acceptable prices or adequate reimbursement for imetelstat, the use of imetelstat could be severely limited.

     Our ability to successfully commercialize imetelstat will depend significantly on our ability to obtain acceptable prices and the availability of reimbursement to the patient from third-party payors. In March 2010, the Patient Protection and Affordability Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (collectively, the PPACA) became law. In June 2012, the United States Supreme Court upheld the constitutionality of key provisions of the PPACA. The PPACA contains numerous initiatives that impact the pharmaceutical industry. These include, among other things:

  increasing existing price rebates in federally funded health care programs;

  expanding rebates, or other pharmaceutical company discounts, into new programs;

  imposing a new non-deductible excise tax on sales of certain prescription pharmaceutical products by prescription drug manufacturers and importers;

  reducing incentives for employer-sponsored health care;

  creating an independent commission to propose changes to Medicare with a particular focus on the cost of biopharmaceuticals in Medicare Part D;

  providing a government-run public option with biopharmaceutical price-setting capabilities;

  allowing the Secretary of Health and Human Services to negotiate drug prices within Medicare Part D directly with pharmaceutical manufacturers;

  reducing the number of years of data exclusivity for innovative biological products potentially leading to earlier biosimilar competition; and

  increasing oversight by the FDA of pharmaceutical research and development processes and commercialization tactics.

     While the PPACA may increase the number of patients who have insurance coverage for imetelstat, its cost containment measures could also adversely affect reimbursement for imetelstat. Cost control initiatives could decrease the price that we receive for imetelstat in the future. If imetelstat is not considered cost-effective or if we fail to generate adequate third-party reimbursement for the users of imetelstat, then we may be unable to maintain price levels sufficient to realize an appropriate return on our investment for imetelstat, which could have an adverse impact on our business.

RISKS RELATED TO ENVIRONMENTAL AND PRODUCT LIABILITY

Our activities involve hazardous materials, and improper handling of these materials by our employees, contractors, or agents could expose us to significant legal and financial penalties.

     If we are unable to comply with federal, state and county environmental and safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials, chemicals and various radioactive compounds previously used by us in our discontinued research facility, we could be subject to considerable additional cost or liability that would have a material adverse effect on our financial condition. We, our contractors or agents may be required to incur significant costs to comply with current or future environmental laws and regulations and may be adversely affected by the cost of compliance with these laws and regulations.

     Although we believe that the safety procedures previously used by us for using, handling, storing and disposing of hazardous materials in our discontinued research facility complied with the standards prescribed by state and federal regulations, we may incur significant unanticipated costs associated with the closure and exit of our research facility. Further, any failure by us to control the use, disposal, removal or storage, or to adequately restrict the discharge, or assist in the clean up, of hazardous chemicals or hazardous, infectious or toxic substances in connection with the closure of our research facility could subject us to significant liabilities, including joint and several liability under certain statutes. Any such liability or costs could exceed our resources and could have a material adverse effect on our business, financial condition and results of operations. Additionally, an accident could damage the manufacturing facilities and operations of any third party contracted by us to perform services with respect to our imetelstat program. Additional federal, state and local laws and regulations affecting us may be adopted in the future. We, our contractors and agents may incur substantial costs to comply with these laws and regulations and substantial fines or penalties if we violate any of these laws or regulations, which would adversely affect our business.

We may not be able to obtain or maintain sufficient insurance on commercially reasonable terms or with adequate coverage against potential liabilities in order to protect ourselves against product liability claims.

     Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic and diagnostic products. We may become subject to product liability claims if the use of imetelstat, or GRN1005 in our discontinued trials, is alleged to have injured patients. We currently have limited clinical trial liability insurance and we may not be able to maintain this type of insurance for any of our clinical trials. In addition, product liability insurance is becoming increasingly expensive. Being unable to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities could have a material adverse effect on our business.

Our headquarters are located near known earthquake fault zones, and the occurrence of an earthquake or other catastrophic disaster could cause damage to our offices and equipment, which could cause delays or even require us to cease or curtail operations.

     Our headquarters are located in the San Francisco Bay Area near known earthquake fault zones and are vulnerable to significant damage from earthquakes. We do not carry earthquake insurance. We are also vulnerable to damage from other types of disasters, including fires, floods, power loss, communications failures, terrorism and similar events. If any disaster were to occur, our ability to operate our business at our office would be seriously, or potentially completely, impaired. The insurance we maintain may not be adequate to cover our losses from such disasters or other business interruptions.

RISKS RELATED TO OUR COMMON STOCK AND FINANCIAL REPORTING

Historically, our stock price has been extremely volatile.

     Historically, our stock price has been extremely volatile. Between January 1, 2004 and December 31, 2013, our stock has traded as high as $12.44 per share and as low as $0.91 per share. Between January 1, 2011 and December 31, 2013, the price has ranged between a high of $7.79 per share and a low of $0.91 per share. The significant market price fluctuations of our common stock have been due to and may in the future be influenced by a variety of factors, including:

  announcements regarding our research and development of imetelstat, including clinical trial results or delays in any future clinical trials of imetelstat, or announcements regarding the results of or delays in investigator-sponsored trials of imetelstat, and investor perceptions thereof;

  announcements regarding the safety of imetelstat;

  announcements regarding our plans to discontinue certain programs or clinical trials, such as our prior announcements regarding the discontinuation of our stem cell programs and certain clinical trials;

  our ability to complete the Series A Distribution and perception by our stockholders about the adequacy of the consideration received for the divestiture of our stem cell assets to Asterias;

  the demand in the market for our common stock;

  the experimental nature of imetelstat;

  fluctuations in our operating results;

  our declining cash balance as a result of operating losses;

  general market conditions or market conditions relating to the biopharmaceutical and pharmaceutical industries;

  announcements of technological innovations, new commercial products, or clinical progress or lack thereof by us, our collaborative partners or our competitors;

  announcements concerning regulatory developments, developments with respect to proprietary rights and our collaborations;

  comments by securities analysts;

  large stockholders exiting their position in our common stock;

  the issuance of common stock to partners, vendors or to investors to raise additional capital; and

  the occurrence of any other risks and uncertainties discussed under the heading “Risk Factors.”

     Stock prices and trading volumes for many biopharmaceutical companies fluctuate widely for a number of reasons, including factors which may be unrelated to their businesses or results of operations, such as media coverage, legislative and regulatory measures and the activities of various interest groups or organizations. In addition to other risk factors described in this section, overall market volatility, as well as general domestic or international economic, market and political conditions, could materially and adversely affect the market price of our common stock and the return on your investment.

If we fail to meet continued listing standards of NASDAQ, our common stock may be delisted, which could have a material adverse effect on the liquidity of our common stock.

     Our common stock is currently traded on the Nasdaq Global Select Market. The NASDAQ Stock Market LLC has requirements that a company must meet in order to remain listed on NASDAQ. In particular, NASDAQ rules require us to maintain a minimum bid price of $1.00 per share of our common stock. If the closing bid price of our common stock were to fall below $1.00 per share for 30 consecutive trading days or we do not meet other listing requirements, we would fail to be in compliance with NASDAQ’s listing standards. There can be no assurance that we will continue to meet the minimum bid price requirement, or any other requirement in the future. If we fail to meet the minimum bid price requirement, The NASDAQ Stock Market LLC may initiate the delisting process with a notification letter. If we were to receive such a notification, we would be afforded a grace period of 180 calendar days to regain compliance with the minimum bid price requirement. In order to regain compliance, shares of our common stock would need to maintain a minimum closing bid price of at least $1.00 per share for a minimum of 10 consecutive trading days. If our common stock were to be delisted, the liquidity of our common stock would be adversely affected and the market price of our common stock could decrease.

We may be subject to litigation that will be costly to defend or pursue and uncertain in its outcome.

     Securities-related class action litigation has often been brought against companies, including many biotechnology companies, which experience volatility in the market price of their securities. This risk is especially relevant for us because biotechnology and biopharmaceutical companies often experience significant stock price volatility in connection with their product development programs. If the results of our business activities are not successful, including without limitation, if:

  the final or any preliminary results from the Myelofibrosis IST, or any subsequent clinical trial of imetelstat, are not deemed to be successful;

  we or any investigators ascertain that the use of imetelstat results in significant systemic or organ toxicities or other safety issues resulting in an unacceptable benefit-risk profile;

  we or any investigators discontinue the further development of imetelstat; or

  our stockholders believe the consideration received from the divestiture of our stem cell assets to be inadequate;

our stock price would likely decline, and may result in litigation. A decision adverse to our interests in any such lawsuit could result in the payment of substantial damages by us, and could have a material adverse effect on our cash flow, results of operations and financial position.

     Our business may bring us into conflict with our licensees, licensors, or others with whom we have contractual or other business relationships, or with our competitors or others whose interests differ from ours. If we are unable to resolve those conflicts on terms that are satisfactory to all parties, we may become involved in litigation brought by or against us. In addition, the conduct of clinical trials, including our ongoing and any subsequent clinical trials of imetelstat and any investigator-sponsored trials, are inherently risky and may expose us to liability for matters such as patient injury or death, or for any failure to meet regulatory and compliance requirements. Monitoring, initiating and defending against legal actions are time-consuming for our management, are likely to be expensive and may detract from our ability to fully focus our internal resources on our business activities. The outcome of litigation is always uncertain, and in some cases could include judgments against us that require us to pay damages, enjoin us from certain activities, or otherwise affect our legal or contractual rights, which could have a significant adverse effect on our business. In addition, the inherent uncertainty of such litigation could lead to increased volatility in our stock price and a decrease in the value of your investment in our common stock.

The sale of a substantial number of shares may adversely affect the market price of our common stock.

     The sale of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could significantly and negatively affect the market price of our common stock. As of September 30, 2013, we had 300,000,000 shares of common stock authorized for issuance and 128,949,459 shares of common stock outstanding. In addition, we had reserved approximately 35,394,635 shares of common stock for future issuance pursuant to our option and equity incentive plans and outstanding warrants as of September 30, 2013, and subsequently agreed to issue and sell up to 25,875,000 shares of our common stock in the public offering of our common stock announced on January 30, 2014. Issuing additional shares could negatively affect the market price of our common stock and the return on your investment.

     Future sales of our common stock, including pursuant to our Sales Agreement with MLV, or the issuance of common stock to satisfy our current or future cash payment obligations or to acquire technology, property, or other businesses, could cause immediate dilution and adversely affect the market price of our common stock. In addition, under the universal shelf registration statement filed by us in July 2012 and declared effective by the SEC in October 2012, we may sell any combination of common stock, preferred stock, debt securities and warrants in one or more offerings, up to a cumulative value of $200 million. The sale or issuance of our securities, as well as the existence of outstanding options and shares of common stock reserved for issuance under our option and equity incentive plans and outstanding warrants also may adversely affect the terms upon which we are able to obtain additional capital through the sale of equity securities.

Our undesignated preferred stock may inhibit potential acquisition bids; this may adversely affect the market price of our common stock and the voting rights of holders of our common stock.

     Our certificate of incorporation provides our board of directors with the authority to issue up to 3,000,000 shares of undesignated preferred stock and to determine or alter the rights, preferences, privileges and restrictions granted to or imported upon these shares without further vote or action by our stockholders. The issuance of shares of preferred stock may delay or prevent a change in control transaction without further action by our stockholders. As a result, the market price of our common stock may be adversely affected.

     In addition, if we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Provisions in our charter, bylaws and Delaware law may inhibit potential acquisition bids for us, which may prevent holders of our common stock from benefiting from what they believe may be the positive aspects of acquisitions and takeovers.

     Provisions of our charter documents and bylaws may make it substantially more difficult for a third party to acquire control of us and may prevent changes in our management, including provisions that:

  prevent stockholders from taking actions by written consent;

  divide the board of directors into separate classes with terms of office that are structured to prevent all of the directors from being elected in any one year; and

  set forth procedures for nominating directors and submitting proposals for consideration at stockholders’ meetings.

     Provisions of Delaware law may also inhibit potential acquisition bids for us or prevent us from engaging in business combinations. In addition, we have severance agreements with several employees and a severance plan which could require an acquiror to pay a higher price. Either collectively or individually, these provisions may prevent holders of our common stock from benefiting from what they may believe are the positive aspects of acquisitions and takeovers, including the potential realization of a higher rate of return on their investment from these types of transactions.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

     Other than in connection with the anticipated Series A Distribution, we do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors.

Our stockholders may incur U.S. federal income taxes as a result of the divestiture of our stem cell assets, and non-U.S. stockholders may be subject to withholding taxes with respect to the divestiture.

     If the anticipated Series A Distribution occurs, the Series A Distribution will not qualify as a tax-free spin-off under Section 355 of the Code. Accordingly, the fair market value of the Asterias Series A common stock at the time of the Series A Distribution, if it occurs, and the amount of any cash distributed could be treated as dividend income for U.S. federal income tax purposes for Geron stockholders. Similarly, we can provide no assurance that the distribution of BioTime Warrants by Asterias will not result in dividend income. As described above under the section entitled “Recent Developments—Stem Cell Divestiture; Asterias Series A Distribution—Tax Consequences of Anticipated Distribution,” any gain recognized by a Geron stockholder from the Series A Distribution or the distribution of the BioTime Warrants will be short-term capital gain if the Geron stockholder has held our stock or, as applicable, the Asterias Series A common stock for one year or less at the time of relevant distribution.

     If any dividend income or gain were recognized by Geron stockholders in respect of our distribution of the Asterias Series A common stock and cash, if any, or the distribution by Asterias of the BioTime Warrants, as described above under the section entitled “Recent Developments—Stem Cell Divestiture; Asterias Series A Distribution—Tax Consequences of Anticipated Distribution,” then Geron stockholders could incur U.S. federal income taxes with respect to the receipt of such distribution. In addition, “Non-U.S. Holders” (as defined above under “Recent Developments—Stem Cell Divestiture; Asterias Series A Distribution—Tax Consequences of Anticipated Distribution”) may be subject to U.S. federal withholding. The lack of an existing market for the Asterias Series A common stock could limit or preclude the ability of our stockholders to sell a sufficient quantity of Asterias Series A common stock to satisfy such potential tax liabilities. As a result, if the anticipated Series A Distribution occurs, Geron stockholders may incur tax liabilities, but be unable to realize value from any Asterias Series A common stock distributed by Geron and/or the BioTime Warrants to be distributed by Asterias. Because no further action is required on the part of Geron stockholders to receive the Asterias Series A common stock and the related BioTime Warrants in the distributions, if the anticipated Series A Distribution occurs and Geron stockholders do not want to receive the Asterias Series A common stock and the related BioTime Warrants in the anticipated distributions (or cash in lieu thereof), the only recourse for Geron stockholders will be to divest their Geron common stock prior to the record date to be set by our board of directors for the Series A Distribution. Sales of Geron common stock by stockholders who do not want to receive Asterias Series A common stock and the related BioTime Warrants in the anticipated distributions could result in downward pressure on our stock price.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and stock price.

     Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, requires that we establish and maintain an adequate internal control structure and procedures for financial reporting. Our annual reports on Form 10-K must contain an assessment by management of the effectiveness of our internal control over financial reporting and must include disclosure of any material weaknesses in internal control over financial reporting that we have identified. In addition, our independent registered public accounting firm must annually provide an opinion on the effectiveness of our internal control over financial reporting.

     The requirements of Section 404 are ongoing and also apply to future years. We expect that our internal control over financial reporting will continue to evolve as our business develops. Although we are committed to continue to improve our internal control processes and we will continue to diligently and vigorously review our internal control over financial reporting in order to ensure compliance with Section 404 requirements, any control system, regardless of how well designed, operated and evaluated, can provide only reasonable, not absolute, assurance that its objectives will be met. Therefore, we cannot be certain that in the future material weaknesses or significant deficiencies will not exist or otherwise be discovered. If material weaknesses or other significant deficiencies occur, these weaknesses or deficiencies could result in misstatements of our results of operations, restatements of our consolidated financial statements, a decline in our stock price, or other material adverse effects on our business, reputation, results of operations, financial condition or liquidity.